AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED SEPTEMBER 27, 2022

Investables Projects LLC

110 Traders Cross, 1st floor

Okatie, SC, 29909

(843) 605-0061

www.investables.org

Best Efforts Offering of Series Shares

Investables Projects LLC, a Delaware series limited liability company (which we refer to as “we,” “us,” “our” or the “company”), is offering, on a best efforts basis, the membership interests each of the series of our company.

All of the series of our company offered hereunder may collectively be referred to in this Offering Circular as the “series” and each, individually, as a “series.” The membership interests of all series described above may collectively be referred to in this Offering Circular as the “shares” and each, individually, as a “share” and the offerings of the shares may collectively be referred to in this Offering Circular as the “offerings” and each, individually, as an “offering.” See “Securities Being Offered” for additional information regarding the shares.

The shares are limited liability company membership interests in a series of our company. Each series is treated as a unique legal entity. Purchasing a share in a series does not confer to the investor any ownership in our company or any other series. Each series is managed by our Managing Member, Investables Manager LLC (our “Manager”). Our Manager will be the investor liaison to our company and will perform duties such as assisting our company with communications to our investors, providing shareholder services, handling distributions to investors (if any), and overseeing our shareholder records. Our Manager will also manage the assets owned by each series and has full authority to determine how to best utilize the asset owned by the series. Investors will not have any say in the management of the assets or series of the company. See “The Company’s Business” for more information on the duties of our Manager.

Our company can offer up to $75 million within a rolling 12-month period pursuant to Regulation A. Our company intends to offer additional series within such limit and will file post qualification amendments for the offerings of such series with the U.S. Securities and Exchange Commission (the “Commission”). The offerings of such series will be made available to investors from the date such amendment is qualified by the Commission. There will be separate closings with respect to each series. The offerings are being conducted on a best-efforts basis. Some of the offerings do not have any minimum target, which means that there is no minimum number of shares that needs to be sold in these offerings in order for funds to be released to the company and for an offering in a series to close. If the funds raised in these offerings are not sufficient to cover the purchase price of the assets to be acquired by it, our Manager intends to fund the series, either by acquiring shares in the series or by providing a loan to the Series. See “The Company’s Business – Asset Acquisition.”

The company has engaged North Capital Private Securities Corporation (“North Capital”) as escrow agent to hold any funds that are tendered by investors in a non-interest-bearing account. After each closing, funds tendered by investors will be made available to the relevant series. After the initial closing of an offering in a series, we expect to hold closings on at least a monthly basis.

An offering for a series will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the offering is earlier terminated by the company at its sole discretion, provided that, where an offering has a minimum offering amount, subscriptions for the minimum number of interests offered for a series have been accepted. If a closing has not occurred, an offering shall be terminated upon (i) the date which is one year from the date such offering circular or amendment thereof, as applicable, is qualified by the Commission, which period may be extended with respect to a particular series by an additional six months by our Manager in its sole discretion, or (ii) any date on which our Manager elects to terminate the offering for a particular series in its sole discretion.

At least every 12 months after this offering statement has been qualified by the Commission, the company will file a post-qualification amendment to include the company’s recent financial statements.

	Price to public	Underwriting discount and commissions(1)	Proceeds to Issuer
Series Rolex Superhero Collection
Per Share	$10.00	$0.10	$9.90
Total Minimum	n/a	n/a	n/a
Total Maximum (5,300 shares)	$53,000	$530	$52,470

(1)	The company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to act as the broker-dealer of record in connection with each offering, but not for underwriting or placement agent services. This includes the 1% commission, but it does not include the one-time set-up fee and consulting fee totaling $25,000 payable by the Manager to Dalmore. See “Plan of Distribution” for more details. It also does not include any other offering expenses, which will be paid by our Manager. See “Plan of Distribution.”

Sales of these securities will commence on approximately ______________, 2022.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A UNDER THE U.S. SECURITIES ACT OF 1933. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 6.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary -- Implications of Being an Emerging Growth Company.”

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY.  THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT.  WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS.  INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.  THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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SERIES OFFERING TABLE

The table below shows key information related to the offering of each series, as of the date of this Offering Circular. Please also refer to “The Underlying Assets” and “Use of Proceeds” for further details.

Series Name	Underlying Asset(s)	Minimum Subscription per Investor	Offering Price per Share	Maximum Offering Size	Minimum / Maximum / Subscribed Shares (1)	Initial Qualification Date(2)	Open Date(3)	Closing Date	Status
Series Rolex Superhero Collection	2020 Rolex “Hulk” Submariner and a 2019 Rolex GMT-Master II “Batman”	1 share	$10.00	$53,000	n/a / 5,300 / 0				Not Yet Qualified

(1)	For open offerings, each row states, with respect to the given offering, the minimum (if any) and maximum number of shares offered. For offering in which there was an initial closing, we also include the number of interests sold as of the date of this offering circular. For closed offerings, each row states the actual number of interests sold. The aggregate maximum offering amount for all Series combined is $53,000.
(2)	For each offering, each row states, with respect to the given offering, the date on which the offering was initially qualified by the Commission.
(3)	For each offering, each row states, with respect to the given offering, the date on which offers and sales for such offering commenced.

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SUMMARY

Overview

Investables Projects LLC is a series limited liability company formed on August 4, 2022, pursuant to Section 18-215 of the Delaware Limited Liability Company Act, or the LLC Act.

As a series limited liability company, title to our underlying assets will be held by, or for the benefit of, the applicable series of interests. We intend that each series of interests will own its own underlying assets, which will be “collectibles” – generally, assets of limited quantity that have a perceived or demonstrated value. We anticipate that the assets can be broad in scope, ranging from items typically thought of as collectibles (e.g., high end or rare wine, high end collectible or antique watches, works of art, and/or vintage automobiles) to assets that are much more unique, including copyright assets and contractual royalty rights. We hope to redefine what it means to be a “collectible.” New series of interests will be issued for future collectibles or other alternative assets to be acquired by us.

We believe that alternative assets are capable of delivering quality returns to investors. However, investing in alternative assets can often require significant financial resources and significant knowledge about the underlying assets and the assets’ respective industries. Due to these high barriers to entry, access to investments in alternative assets have been restrained to a fraction of the global economy. Even those that do have access to top quality alternative investments are faced with high fees, lack of transparency, and significant operational overheads. With high transactional costs and low transaction volumes, investors in alternative assets often suffer from illiquidity, resulting in long holding periods that make such investments inaccessible for many investors.

Our mission is to provide growing retail investors with opportunities to explore investing in alternative assets with as little friction as possible. To do that we developed a marketplace for fractional investment in exclusive collectibles. In that marketplace, investors acquire fractions of sourced, verified, insured, and already vaulted assets. This way the investors share the rewards, risks, and liabilities of collections they invest in, equal to the number of shares that they own.

We believe that we are well suited to capitalize on this increased interest in alternative assets. The Investables Platform will be the one-stop shop for verified investors and verified sellers to acquire, trade, collect, and manage their ownership rights over exclusive collections and their shares. This is how our company plans to attract more capital, increase our buying power, and provide excellent value to our company’s investors.

See “The Company’s Business” for more information on the Investable Platform, our business and our plan of operations and “The Underlying Assets” for a descriptions of the underlying assets of each series.

Our Organizational Structure

The above chart provides a general overview of our organizational structure. All series will be created under this structure.

Members of our company

An investor who has purchased shares in one of our series in this offering will become an “Economic Member” of our company (as defined in our limited liability company agreement filed as an exhibit to the Offering Statement of which this Offering Circular is a part, or our “operating agreement”). No Economic Member, in its capacity as such, will participate in the operation or management of the business of our company or any series, nor transact any business in our company or any series.

Our Manager

Our Manager, Investables Manager LLC has the full power and authority to do all things necessary or appropriate to conduct the business of our company and each series, without the consent of our Economic Members. Our Manager, a Delaware limited liability company formed on June 23, 2022, is the Managing Member of our company and the Manager of our company and each series of our company. Our Manager is the investor liaison for our company, and, among other things, assists with communications to our investors, provides shareholder services to our investors, handles distributions to investors (if any), and oversees our shareholder records. Our Manager will coordinate with its affiliates who will serve in various capacities, including Investables Inc., which owns and operates The Investables Platform, an online investment platform (www.investables.org). Our Manager also manages the underlying assets related to such series. As such, our Manager has sole authority and complete discretion over the care, custody, maintenance and management of each underlying assets and to take any action that it deems necessary or desirable in connection therewith.

At the initial closing of each offering, our Manager will purchase a minimum of 1% of the shares sold in such offering for the same price as all other investors, although such minimum threshold may be waived or modified by our Manager in its sole discretion. Our Manager may sell its shares from time to time after closing of any offering. Our Manager has no present intention to sell its shares, and any future sales would be based upon, among other factors, its potential need for capital and the market prices of the shares at the time of a proposed sale.

Advisory Board

Our Manager may establish an advisory board comprised of experts in a particular industry to provide guidance and strategic advice to our company, or a particular series of our company. For our company, this may be advising on the creation of a particular series with a new collectibles asset class focus. For our series, this may be assisting in identifying, acquiring, and managing the particular assets of that series, or advising on other general business matters. See “The Company’s Business” for more information on the functions of our company’s advisory board.

Management Compensation

Our Manager will be paid a sourcing fee as compensation for evaluating, investigating and discovering the underlying assets in a series. The sourcing fee will be paid out of the proceeds of the relevant offering if the maximum offering amount is raised. If less than the maximum offering amount is raised for such series, the Manager may decide to take the unpaid sourcing fee in shares of the series or treat that amount as an expense. Any sourcing fee may be waived by our Manager in its sole discretion. See “Use of Proceeds” for the sourcing fee applicable to each series.

Our Manager will earn a quarterly management fee from each series as compensation for its services in the ongoing management and operation of our company and each series. Our operating agreement provides that the management fees will be an quarterly fee equal to 0.25% (1% annually) of the aggregate amount of the capital contribution of the members of each series, or such other amount specified in the applicable Series Designation. The management fees for the following series differ from the percentage set forth in our operating agreement as follows:

Series Rolex Superhero Collection – no management fee.

Our Manager will also receive 20% of the amounts available for distributions from the sale of underlying assets in a series after each investor in that series has received distributions equal to his or her capital contributions, as discussed under ” – Distribution Rights” below.

Operating Expenses

Each series of our company will be responsible for its own third-party charges and out-of-pocket costs and expenses incurred as a result of owning and managing the assets of a particular series, or for any other permissible business activity of a series. Operating expenses will include the portion of expenses shared across multiple series and allocated among series in accordance with our allocation policy described under “The Company’s Business – Allocation of Expenses.” All operating expenses paid on behalf of a series by its Manager will be reimbursed to the Manager.

Our Manager will bear its own expenses of an ordinary nature, including, all costs and expenses on account of rent (other than for direct expenses for storage of the underlying assets), supplies, secretarial expenses, stationery, charges for furniture, fixtures and equipment, payroll taxes, remuneration and expenses paid to employees and utilities expenditures (excluding utilities expenditures in connection with the storage of the underlying assets).

If operating expenses (including the management fee payable to our Manager) exceed the amount of revenues generated by the series and cannot be covered by any reserves on the balance sheet of such series, our Manager may:

●	issue additional shares in such series;

●	pay such operating expenses and not seek reimbursement; and/or

●	enter into an agreement in which our Manager loans the amount of the operating expenses to the applicable series, on which our Manager may impose a reasonable rate of interest and be entitled to reimbursement of such amount from future revenues or sale proceeds generated by that series.

Offering and Acquisition Expenses

Under our operating agreement, all fees, costs and expenses in connection with our offerings (other than unsuccessful offering) and the sourcing and acquisition of a series asset will be borne by the relevant series except to the extent assumed by the Manager in writing.

For the current offerings, our Manager has agreed to assume all offering expenses (excluding the 1% brokerage commissions) and, to the extent not covered by the sourcing fee, all of the acquisition expenses to acquire the underlying assets other than the total purchase price of the assets plus any sales commissions and transfer taxes. See “Use of Proceeds.”

Distribution Rights

Distributions of Free Cash Flow

For each series, our Manager will declare and pay distributions to the shareholders of that series out of any Free Cash Flow (defined below) after payment of accrued management fees and other amounts owed to our Manager and the creation of such reserves as our Manager deems necessary.

“Free Cash Flow” for each series means any available cash for distribution generated from the net income received by a series, plus (i) any change in the net working capital, (ii) any amortization to the relevant series asset, (iii) any depreciation to the relevant Series Asset, and (iv) any other non-cash operating expenses less (a) any non-operating income (or plus any non-operating loss) resulting from a Monetization Event (as defined below) and included in net income, (b) any capital expenditure related to the series asset, (c) any other unpaid liabilities or obligations of the series, in each case to the extent.

There is no requirement to pay distributions at any given time. Furthermore, although some of the series assets may generate limited revenue, such as royalty payments, we do not anticipate that any series would generating significant revenues and it is unlikely that any distributions will be made prior to a sale of the underlying assets of the relevant series.

Distributions upon a Monetization Event or Liquidation of a Series

Any amounts available for distribution following a Monetization Event after after payment of accrued management fees and other amounts owed to our Manager, the creation of such reserves as our Manager deems necessary and payment of any other fees, costs and liabilities (as determined by our Manager in its sole discretion), shall be distributed:

●	First, 100% to members of the series on a pro rata basis (including to the Manager and its affiliates for any shares they own in the series) until the members have received back 100% of their capital contributions; and

●	Second, 20% to the Manager and 80% to members of the series on a pro rata basis (including to the Manager and its affiliates for any shares they own in the series).

A “Monetization Event” means a final sale or disposition of one or more series assets of a series, and designated a Monetization Event by our Manager.

The Offerings

Securities being offered:

We are offering the minimum (if any) and maximum number of shares of each series at a price per share set forth in the “Series Offering Table” section above. Our Manager will purchase a minimum of 1% of the shares of each series at its initial closing, although such minimum threshold may be waived or modified by our Manager in its sole discretion. Our Manager may sell these interests at any time after the applicable closing.

Each series is intended to be a separate series of our company for purposes of assets and liabilities. See “Securities Being Offered” for further details. The shares will be non-voting except with respect to certain matters set forth in our operating agreement. The purchase of shares in a particular series is an investment only in that series of our company and not an investment in our company as a whole.

Minimum subscription:	The minimum subscription by an investor for each series is detailed in the “Series Offering Table” section above.

Use of proceeds:	The proceeds received in an offering will be applied as set forth in the “Use of Proceeds” section of this Offering Circular and will generally be used to acquire the specific assets related to each offering.

Risk factors:	Investing in our shares involves risks. See the section entitled “Risk Factors” in this Offering Circular and other information included in this Offering Circular for a discussion of factors you should carefully consider before deciding to invest in our shares.

Implications of Being an Emerging Growth Company

As an issuer with less than $1 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant if and when we become subject to the ongoing reporting requirements of the Exchange. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our securityholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.07 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

RISK FACTORS

The SEC requires our company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its line of business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Relating to Our Company’s Operations and Structure

An investment in an offering constitutes only an investment in a particular series and not in our company or the underlying assets.

A purchase of our shares does not constitute an investment in either our company or the underlying assets directly. This results in limited voting rights of the investor, which are solely related to the series. Investors will have voting rights only with respect to certain matters, primarily relating to amendments to the operating agreement that would adversely change the rights of the interest holders and removal of our Manager for “cause.” Our Manager thus retains significant control over the management of our company and its underlying assets. Furthermore, because the shares do not constitute an investment in our company as a whole, holders of a particular series of shares will not receive any economic benefit from, or be subject to the liabilities of, the assets of any other series of interest. In addition, the economic interest of a holder in a series will not be identical to owning a direct undivided interest in the underlying assets because, among other things, the series will be required to pay corporate taxes before distributions are made to the holders, and our Manager will receive management fees from each series in respect of its management of our company and the underlying series assets.

If our series limited liability structure is not respected, then investors may have to share in any liabilities of our company with all investors and not just those who hold interests of the same series as them.

Our company is structured as a Delaware series limited liability company that issues shares in different series for each underlying asset or group of underlying assets. Each series will merely be a separate series and not a separate legal entity. Under the Delaware Limited Liability Company Act (the “LLC Act”), if certain conditions (as set forth in Section 18-215(b) of the LLC Act) are met, the liability of investors holding interests of one series is segregated from the liability of investors holding interests of another series, and the assets of one series are not available to satisfy the liabilities of other series. Although this limitation of liability is recognized by the courts of Delaware, there is no guarantee that if challenged in the courts of another U.S. state or a foreign jurisdiction, such courts will uphold a similar interpretation of Delaware corporation law, and in the past certain jurisdictions have not honored such interpretation. If our series limited liability company structure is not respected, then investors may have to share any liabilities of our company with all investors and not just those who hold interests in the same series as them. Furthermore, while we intend to maintain separate and distinct records for each series and account for them separately and otherwise meet the requirements of the LLC Act, it is possible a court could conclude that the methods used did not satisfy Section 18-215(b) of the LLC Act and thus potentially expose the assets of a series to the liabilities of another series. The consequence of this is that investors may have to bear higher than anticipated expenses which would adversely affect the value of their shares or the likelihood of any distributions being made by the series to the investors. In addition, we are not aware of any court case that has tested the limitations on inter-series liability provided by Section 18-215(b) in federal bankruptcy courts and it is possible that a bankruptcy court could determine that the assets of one series should be applied to meet the liabilities of the other series or the liabilities of our company generally where the assets of such other series or of our company generally are insufficient to meet our liabilities.

We are a brand-new company with no operating history, which may make it difficult for investors to evaluate our business model and to assess our future viability.

We are a newly formed limited liability company with no operating history upon which an evaluation of our past performance and future prospects of a series. Our operations to date have been limited to organizing our company and engaging in activities related to this offering. There is no assurance our company or a series can execute the business strategy successfully or that a particular series will ever be profitable.

The offering amount for a series may exceed the value of the underlying assets of the series and if the underlying assets are sold before they appreciate or generate income, then investors will not receive the amount of their initial investment back.

The size of an offering may exceed the purchase price of the related underlying assets as at the date of such offering (as the proceeds of the offering will be net of the 1% brokerage commission and any sourcing fee or other fees not assumed by the Manager). If the underlying assets had to be sold and there had not been substantial appreciation of the underlying assets prior to such sale, there may not be sufficient proceeds from the sale of the underlying assets to repay investors the amount of their initial investment (after first paying off any liabilities at the time of the sale including, but not limited to, any accrued and unpaid management fees or outstanding Operating Expenses Reimbursement Obligation) or any additional profits in excess of this amount.

Operating expenses that are incurred after each closing will reduce potential distributions, if any, and the potential return on investment resulting from the appreciation of the underlying assets, if any.

Operating expenses incurred post-closing will be the responsibility of the applicable series. For our various series, the operating expenses include expenses related to the on-going maintenance of those assets (e.g., storage, security, insurance, administrative fees, etc.) as well as a series’ allocated share of company expenses. If the operating expenses exceed the amount of revenues generated from the underlying assets related to such series, our Manager may (a) pay such operating expenses and not seek reimbursement, (b) loan the amount of the operating expenses to the series, on which our Manager may impose a reasonable rate of interest, and be entitled to reimbursement, and/or (c) cause additional shares of such series to be issued in order to cover such additional amounts.

If there is a reimbursement obligation to the Manager, this reimbursable amount between related parties would be taken out of any cash generated by the series and could reduce the amount of any future distributions payable to investors. If additional shares are issued, this would dilute the current value of the shares held by existing investors and the amount of any future distributions payable to such existing investors.

The success of any series depends in large part upon our Manager and its ability to execute our business plan.

The successful operation of our series is in part dependent on the ability of our Manager to effectively source, acquire and manage the underlying assets. Our Manager has only been in existence since June 2022, is an early-stage startup company and has no significant operating history within the high-end watches or other collectibles sectors, respectively, that would evidence an ability to source, acquire, and manage the underlying assets of each series. If the method adopted by our Manager for evaluating potential asset acquisitions to fund proves flawed, investors may not receive the expected returns on their investment. Our Manager also may face challenges in adjusting to increased volumes of asset acquisition and management required for this and future series offerings. If our Manager cannot effectively scale-up its operations to assist with these increased needs, our business, and therefore your investment, may suffer.

The success of our company (and therefore, each series) will be highly dependent on the expertise and performance of our Manager and its team, expert networks and other investment professionals. There can be no assurance that these individuals will continue to be associated with our Manager. The loss of the services of one or more of these individuals could have a material adverse effect on our Manager’s ongoing management and support of the investment of the holders of the series shares.

Our Manager may sell its shares post-closing which may result in a reduction in value of your shares if there are too many shares available and not enough demand for those shares.

Our Manager may receive shares in exchange for its advance of a particular series of equal value to the amount of the cash fee the Manager would have received from its advance, see “Use of Proceeds” below. Our Manager has no present intention to sell its interests, and any future sales would be based upon our potential need for capital, market prices of the interests at the time of a proposed sale and other factors that a reasonable investor might consider in connection with the sale of securities similar to our interests. There is a risk that a sale by our Manager may result in too many interests being available for resale and the price of the relevant series of interests decreasing as supply outweighs demand.

Each series of our company is expected to invest according to its own individualized investment strategy, but only in a single asset class. Therefore, your investment will not be diversified.

It is not anticipated that any series would own any assets other than the particular asset class the series was formed to invest in – i.e., high-end Rolex watches in the case of Series Rolex Superhero Collection. Investors looking for diversification will have to create their own diversified portfolio by investing in other opportunities in addition to the shares offered hereby.

Our series will generally not pay any distributions until a Monetization Event.

The series will generally not make distributions until it sells underlying asset(s), meaning that investors will only generally receive distributions upon a Monetization Event, and possibly not until liquidation of the relevant series. Upon such an event, investors will only receive payments after payment of accrued and unpaid management fees any Operating Expense Reimbursement Obligations to our Manager. At that point, investors will receive a return of their capital contribution (if there are sufficient funds) and, to the extent there are any remaining amounts, those will generally be split between our Manager and members, with the Manager receiving 20% of those amounts. The payment of management fees, and their receipt of a portion of distributions after capital contributions are returned, lowers the value of your investment.

Our Manager in its sole discretion ultimately determines what distributions, if any will be made to holders of each series of securities.

Our Manager in its sole discretion ultimately determines when and what distributions, if any will be made to holders of shares of each series. For instance, the company may be required to create such reserves as our Manager deems necessary from time to time to meet future operating expenses, anticipated costs and liabilities of that series. That decision is ultimately made by our Manager with no independent review or input from other members. For clarity, investors do not have any rights under our operating agreement to audit, or otherwise receive an explanation regarding, decisions regarding their distribution rights. Moreover, if reserves are created, the amounts otherwise available for distribution to holders of securities of that series will be reduced.

Any adverse changes in the financial or operational health of our Manager and its affiliates could hinder a series’ operating performance and the return on your investment.

Our Manager is responsible for managing both our company as well as the operations and portfolio of assets of each series. Our ability to achieve our investment objectives and to pay distributions is dependent upon the performance of the Manager and its affiliates as well as the professionals relied on by the Manager in the identification and acquisition of investments and the management of assets in a series. Any adverse changes in the financial or operational health of the Manager could hinder its ability to successfully manage our company and the operations and portfolios of each series, negatively impacting your investment.

Our success is dependent, in part, upon our ability to successfully conduct this offering through the Investables Platform, which makes an investment in us more speculative.

We conduct our offerings primarily through the Investables Platform, investables.org, which is owned by Investables Inc., an affiliate of our Manager. The Series Rolex Superhero Collection is the first alternative asset investment opportunity offered through the Investables Platform. The success of our offerings, and our ability to implement our business strategy, is dependent upon our ability to sell shares in series to investors through the Investables Platform. If we are not successful in selling shares through the Investables Platform, our ability to raise proceeds through this offering will be limited and we may not have adequate capital to implement our investment strategy. If we are unsuccessful in implementing our investment strategy, you could lose all or a part of your investment.

Potential breach of the security measures of the Investables Platform could have a material adverse effect on our company, each series and the value of your investment.

The highly automated nature of the Investables Platform through which potential investors acquire or transfer shares may make it an attractive target and potentially vulnerable to cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions. The Investables Platform processes certain confidential information about investors, asset sellers and the underlying assets. While we intend to take commercially reasonable measures to protect our confidential information and maintain appropriate cybersecurity, the security measures of the Investables Platform, our company, our Manager or our service providers (including the Broker) could be breached. Any accidental or willful security breaches or other unauthorized access to the Investables Platform could cause confidential information to be stolen and used for criminal purposes or have other harmful effects. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity, or loss of the proprietary nature of our Manager’s and our company’s trade secrets. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in the Investables Platform software are exposed and exploited, the relationships between our company, investors, users and the asset sellers could be severely damaged, and our company or our Manager could incur significant liability or have their attention significantly diverted from utilization of the underlying assets, which could have a material negative impact on the value of shares or the potential for distributions to be made on the shares.

Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we, our Manager, the third-party hosting used by the Investables Platform and other third-party service providers may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, federal regulators and many federal and state laws and regulations require companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause investors, the asset sellers or service providers within the industry, including insurance companies, to lose confidence in the effectiveness of the secure nature of the Investables Platform. Any security breach, whether actual or perceived, would harm our reputation and the Investables Platform, and we could lose investors and the asset sellers. This would impair our ability to achieve our objectives of acquiring additional underlying assets through the issuance of shares of further series and monetizing them together with existing assets.

The Investables Platform is highly technical and may be at risk of malfunctioning.

The Investables Platform is a complex system with components and highly complex software, and our business is dependent upon the ability to prevent system interruptions to operation of the Investables Platform. The Investables Platform software may now, or in the future, contain undetected errors, bugs or vulnerabilities, which may only be discovered after the code has been released or may never be discovered. Problems with or limitations of the software, misconfigurations of the systems or unintended interactions between systems may cause downtime that would impact the availability of the Investables Platform. The Investables Platform relies on third-party datacenters for operation. If such datacenters fail, users of the Investables Platform may experience downtime. Any errors, bugs, vulnerabilities or sustained or repeated outages could reduce the attractiveness of the Investables Platform to investors, cause a negative experience for investors or result in negative publicity and unfavorable media coverage, damage to our reputation, loss of Investables Platform users, loss of revenue, liability for damages, regulatory inquiries or other proceedings, any of which could adversely affect our business and the financial results of our series.

Non-compliance with regulations with respect to the Investables Platform and its expected enhancement to communicate with the PPEX ATS may result in the abrupt cessation of our Platform and/or or rescission of any contracts entered into, which may materially and adversely affect your ability to transfer your shares.

An affiliate of our Manager created the Investable Platform and intends to enhance the Platform to enable it to communicate orders to the Public Private Execution Network Alternative Trading System, or PPEX ATS, a registered electronic alternative trading system, or ATS, operated by North Capital for execution by a broker. Our Manager has determined that the creation and operation of the Platform and interaction with the PPE ATS would not cause a regulatory authority to determine that our Manager or its affiliate is engaging in brokerage activities. However, if a regulatory authority determines that our Manager’s affiliate, which is not a registered broker-dealer under the Exchange Act or any state securities laws, has itself engaged in brokerage activities, it may need to stop operating the Platform, which may make it difficult or impossible for you to dispose of your shares. In addition, if this affiliate of our Manager is required to register as a broker-dealer, there is a risk that any secondary purchase or sale while it was not registered may be subject to a right of rescission.

Furthermore, while we do not believe that the Investables Platform would itself be securities exchange or an ATS under the Exchange Act, regulators may determine that this is the case, then it would be required to register as a securities exchange or qualify and register as an ATS, either of which could cause our Manager or its affiliate to stop operating, meaning we would not have an entity managing the underlying assets. Further, if our Manager or its affiliate were found to be in violation of the Exchange Act due to operation of an unregistered exchange, it could be subject to significant monetary penalties, censure or other actions that may have a material and adverse effect on our Manager and may require it to stop operating, meaning we would not have an entity managing the underlying assets, or otherwise be unable to maintain the Investables Platform as expected, which would adversely affect your ability to transfer your interests.

Our Manager may sell its shares post-closing, which may result in a reduction in value of your shares if there are too many shares available and not enough demand for those shares.

Although our manager has no present intention to sell its shares, any future sales would be based upon its potential need for capital, market prices of the shares at the time of a proposed sale and other factors that a reasonable investor might consider in connection with the sale of securities similar to our shares. There is a risk that a sale by our Manager may result in too many shares being available for resale and the price of the relevant shares decreasing as supply outweighs demand.

Risks Related to our Series Assets

The underlying assets were selected based on the opinion of our Manager. There is no guarantee the Manager will be successful in selecting assets that will generate returns.

The criteria used by our Manager (and any advisor to such series) to select the underlying assets of any series is subjective in nature. There is no guarantee that the asset underlying each of the series will generate any returns for investors.

The asset classes for our underlying assets are hard to value and any valuations obtained are not guarantees of realizable price.

The asset classes for our collectibles can be difficult to value. We will strive to obtain proper valuations of the underlying assets based on quantifiable data (e.g., market performance, previous sales history, etc.) – however, valuations will also be based on subjective opinions of experts and the Manager of our series, which may be inaccurate. As relevant, our Manager will strive to source data from reputable valuation providers in the relevant industry; however, it may rely on the accuracy of the underlying data without any means of detailed verification. Consequently, valuations may be uncertain.

The value of the underlying assets can go down as well as up. Valuations are not guarantees of realizable price, do not necessarily represent the price at which our shares may be sold. The value of the underlying assets may be materially affected by a number of factors outside of our control, including shifts in consumer preferences, volatility in the economic markets and the condition of the underlying assets.

Title or authenticity claims on an underlying asset may diminish value of the underlying asset, as well as the series that relates to such underlying asset.

There is no guarantee that an underlying asset will be free of any claims regarding title and authenticity (e.g., counterfeit or previously stolen collectibles), or that such claims may arise after acquisition of an underlying asset by a series. We may not have complete ownership history or restoration and repair records for an underlying asset. The underlying assets of our series will generally be originally sourced from individuals and entities that the Manager of such series believes to have developed reputations in their respective areas, including wine brokers and sellers of collectibles (e.g., fine art, wine, watches, trading cards, comics, cars, memorabilia). Based on the reputations of those individuals and entities, the Manager then relies on those individuals and entities regarding the authenticity and ownership claims without undertaking an independent review of such claims. In the event of a title or authenticity claim against us, we may not have recourse against the asset seller or the benefit of insurance, and the value of the underlying asset and the series related to such underlying asset may be diminished.

Potentially high storage, maintenance and insurance costs for the underlying assets may adversely impact the value of the related series and the amount of distributions made to holders of shares. Further, our Manager will rely on third parties to provide storage and maintenance.

In order to protect and care for our underlying assets, our Manager must ensure adequate storage facilities, maintenance work and insurance coverage. The cost of care may vary from year to year depending on changes in the insurance rates and in the cost of storage. It is anticipated that as we acquire more assets within a type of class, our Manager may be able to negotiate a discount on the costs of storage, maintenance and insurance due to economies of scale. These reductions are dependent on our acquiring a number of assets within a similar class of assets and service providers being willing to negotiate volume discounts and, therefore, are not guaranteed.

If costs turn out to be higher than expected, this will impact the value of the series, the amount of distributions made to investors holding shares in the series, on potential proceeds from a sale of the underlying assets (if ever), and any capital proceeds returned to investors after paying for any outstanding liabilities.

Further, some of the underlying assets are fragile and can be damaged, stolen and/or destroyed in the absence of proper storage or maintenance. We will be relying on third-parties to provide such services to us. Any failure on their part, may have a material adverse effect on the value of your investment.

There is no assurance that the underlying assets we purchase will appreciate in value, and in fact, they may decrease in value.

There is no guarantee that any underlying asset we acquire will appreciate in value. There are a number of events that could cause our assets to depreciate in value or not appreciate as anticipated, including, but not limited to,

●	any harm to the reputation of artists and/or manufacturers related to the collectibles we acquire, which could adversely impact the value of those collectibles.

●	Any downturn in the relevant collectibles industry.

Furthermore, as watches and other collectibles are collectible items, the value of such collectibles may be impacted if an economic downturn occurs and there is less disposable income for individuals to invest in watches and collectibles. In the event of a downturn in the industry, the value of the underlying assets is likely to decrease.

Any of the above occurrences could have a material adverse effect on the value of our underlying assets and, as such, the value of your investment in the series.

Competition in the luxury goods industry from other business models may make it difficult to obtain underlying assets.

There is potentially significant competition for the underlying assets from many different market participants. While the majority of transactions continue to be peer-to-peer with very limited public information, other market players, such as luxury good dealers and auction houses, continue to play an increasing role. In addition, there are companies that have developed and are developing crowdfunding models focused on fractional ownership of collectibles, which increases competitive pressures. This competition may cause the purchase prices of underlying assets to be inflated, potentially limiting resale value. It could also impact the liquidity of a series, as it is dependent on our acquiring attractive and desirable underlying assets to ensure that there is an appetite of potential investors for the shares.

If there are multiple underlying assets in a series, forced sale of an asset at a lower value than when the asset was first acquired may diminish the value of the series that owns that particular asset.

If there are multiple underlying assets in a series, we may be forced to sell certain underlying assets we have acquired in the case of an unexpected event necessitating us to acquire cash, and such a sale may occur at an inopportune time or at a lower value than when the asset was first acquired or at a lower price than the aggregate of the cost of the assets and fees and expenses. In such circumstances, the capital proceeds obtained for the asset, and therefore, the return available to investors, may be lower than could have been obtained if the asset continued to be held by us and sold at a later date.

If we are unable to liquidate an underlying asset at a time when we desire to do so or at all, investors may not receive any return on their investment and may lose their entire investment. Further, we may have to hold on to some underlying assets for a long period of time, which may not be suitable for some investors.

Our strategy is to acquire high-end assets and collectibles, hold such assets for a period of time (on average between one to five years) and then sell such assets at a premium over our acquisition price so that investors in our series can make a return on their investment. If we are unable to sell an underlying asset at a time when we desire to do so or at all, we may not be able to realize a return on that investment or lose that investment altogether. Further, we may be required to hold our underlying assets for a long period of time before we are able to monetize (i.e., sell) such assets, which could result in long periods of time in which investors to not realize returns on their investments in a series. This may make an investment in a series unsuitable for investors that cannot withstand such long holding periods.

Potential loss of or damage to an underlying asset could adversely impact the value of the underlying asset, the series related to the underlying asset, or the likelihood of any distributions made by the series to investors.

The underlying assets of a series may be lost or damaged by causes beyond our reasonable control when in storage or in transit. Although we intend for the underlying assets to be insured at replacement cost (subject to policy terms and conditions), in the event of any claims against such insurance policies, there can be no guarantee that any losses or costs will be reimbursed, that the underlying assets can be replaced on a like-for-like basis or that any insurance proceeds would be sufficient to pay the full market value of the damaged, lost or stolen assets. Such an occurrence would negatively affect the value of the underlying assets and, consequently, the series related to those assets as well as the likelihood of any distributions being made by us to the investors.

Restoration or repair of an underlying asset may result in a decrease in the value of the underlying asset.

Although we do not intend to undertake restoration or repair of the underlying assets, there may be situations in the future where we are required to do so (e.g., due to natural wear and tear and through the use of the underlying assets). Where we do so, we will be dependent on the performance of third-party contractors and sub-contractors and may be exposed to the risks that the work will not be completed within budget, within the agreed timeframe or to the agreed specifications. While we will seek to mitigate our exposure by negotiating appropriate contracts, including appropriate warranty protection, any failure on the part of a contractor to perform its obligations could adversely impact the value of the underlying assets and, therefore, the value of the series related to such underlying assets.

In addition, the successful restoration or repair of the collectibles may be dependent on sourcing replacement original and authentic paint or parts. Original paint or parts for collectibles are rare and in high demand and, therefore, at risk of being imitated. There is no guarantee that any paint or parts sourced for the underlying assets will be authentic (e.g., not a counterfeit). If such paint or parts cannot be sourced or those paints or parts that are sourced are not authentic, the value of the underlying assets and, therefore, the value of the series related to such underlying assets may be materially adversely affected. Furthermore, if an underlying asset is damaged, we may be unable to source original and authentic paint or parts for the underlying asset, and the use of non-original and authentic paint or parts may decrease the value of the underlying asset.

Insurance may not cover all losses, which may result in an operating loss and likelihood that distributions will not be made by us.

Insurance of the underlying assets may not cover all losses. There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, which may be uninsurable or not economically insurable. Inflation, environmental considerations and other factors, including terrorism or acts of war, also might make insurance proceeds insufficient to repair or replace an asset if it is damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore in full the economic position with respect to any affected underlying assets. Furthermore, the series related to such affected underlying assets would bear the expense of the payment of any deductible. Any uninsured loss could result in both loss of cash flow from and the value of the affected underlying assets and, consequently, the series that relate to such underlying assets.

We may be associated with third-party liability and exposed to reputational harm as a result of wrongful actions by certain third parties.

Each series will assume all of the ownership risks attached to its underlying assets, including third-party liability risks. Therefore, the series may be liable to a third party for any loss or damages incurred by it in connection with its underlying assets. This would be a loss to our company and, therefore, deductible from any income or capital proceeds payable in respect of the series from the related underlying assets, in turn adversely affecting the value of the series to which the underlying assets relate, and the likelihood of any distributions being made by us.

We could be exposed to losses and/or reputational harm as a result of various claims and lawsuits incidental to the ordinary course of our business.

We may become involved in various legal proceedings, lawsuits and other claims incidental to the ordinary course of our business. We are required to assess the likelihood of any adverse judgments or outcomes in these matters, as well as potential ranges of probable or reasonably possible losses. A determination of the amount of losses, if any, to be recorded or disclosed as a result of these contingencies will be based on a careful analysis of each individual exposure with, in some cases, the assistance of outside legal counsel. The amount of losses recorded or disclosed for such contingencies may change in the future due to new developments in each matter or a change in settlement strategy.

The value of the underlying assets may depend on a prior owner or association and, therefore, may be out of our control.

The value of an underlying asset may be connected with its prior ownership by, or association with, a certain person or group or in connection with certain pop culture events or films. In the event that such person or group loses public affection, then this may adversely impact the value of the underlying asset and, therefore, the series that relates to such underlying asset.

Risks Related to Potential Conflicts of Interest

Management Compensation

None of the compensation set forth under “Management Compensation” was determined by arms’ length negotiations, including the sourcing fee, the management fee or our Manager’s share of sale proceeds. It is anticipated that the commissions and profits received by the Manager may be higher or lower depending upon market conditions.

Our operating agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of our Manager.

Our operating agreement provides that our Manager, in exercising its rights in its capacity as managing member of our company or any series, as applicable, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us, any series or any of our investors and will not be subject to any different standards imposed by our operating agreement, the LLC Act or under any other law, rule or regulation or in equity. These modifications of fiduciary duties are expressly permitted by Delaware law.

Conflicts may arise from allocations of income and expenses as between series.

There may be situations when it is challenging or impossible to accurately allocate income, costs and expenses to a specific series and certain series may get a disproportionate percentage of the cost or income, as applicable. In such circumstances, including how it may impact its management fee, our Manager would be conflicted from acting in the best interests of our company as a whole. While we presently intend to allocate expenses as described in “The Company’s Business—Allocations of Expenses,” our Manager has the right to change this allocation policy at any time without further notice to investors.

There may be conflicting interests among our Manager and investors.

Our Manager has the ability to unilaterally amend the operating agreement and allocation policy. As our Manager is party, or subject, to these documents, it may be incentivized to amend them in a manner that is beneficial to it as the Manager of our company or a series or may amend it in a way that is not beneficial for all investors. In addition, the operating agreement seeks to limit the fiduciary duties that our Manager owes to investors in our company and its series. Therefore, our Manager is permitted to act in its own best interests rather than the best interests of the investors. See “The Company’s Business” for more information.

Conflicts may exist between legal counsel, our company, our Manager and its affiliates.

Our legal counsel is also counsel to our Manager and its affiliates and may serve as counsel with respect to a series. Because such legal counsel represents both our company and such other parties, certain conflicts of interest exist and may arise. To the extent that an irreconcilable conflict develops between us and any of the other parties, legal counsel may represent such other parties and not our company or a series. Legal counsel may, in the future, render services to us or other related parties with respect to activities relating to our company as well as other unrelated activities. Legal counsel is not representing any prospective investors in connection with any offering and will not be representing equity holders of our company other than our Manager, although the prospective investors may rely on the opinion of legal counsel with respect to the validity of the securities filed as an exhibit to the Offering Statement of which this Offering Circular is a part. Prospective investors are advised to consult their own independent counsel with respect to the other legal and tax implications of an investment in our securities.

Certain aspect of the compensation structure we have in place for our Manager may lead to conflicts of interest between it and a series and its investors.

Our Manager is entitled to 20% of any proceeds received from a Monetization Event or upon liquidation of a series after investors in a series have received payment in full of their capital contributions. If a series is underperforming, it may be very difficult for the Manager to sell assets and generate enough cash proceeds to earn this 20% payment. This could have an adversely affect the incentives for the Manager to perform its duties and may cause it to not perform its duties altogether for such series. Such a result would adversely impact the value of your investment in that particular series.

Our Manager may face conflicts of interest resulting from providing services to our series and to other entities to which the Manager may provide services.

Our Manager is not required to work exclusively for us and our series. It may perform similar services for other funds and entities. There is a risk that the Manager will allocate desirable assets to funds other than the series that you have invested in, if, for example, the Manager is entitled to a more favorable compensation structure with another entity for which it provides services. If the Manager for your Series does not allocate at least equal assets to each of the companies with which it works, it may harm the value of your investment in that series.

Risks Relating to the Offering and Ownership of Our Shares

There can be no assurance that an active trading market will develop.

An active trading market for shares of any series may not develop or be sustained. If an active public trading market for our shares does not develop or is not sustained, it may be difficult or impossible for you to resell your shares at any price. Even if an active market does develop, the market price could decline below the amount you paid for your shares. An affiliate of our Manager owns and operated the Investables Platform and intends enhance the Platform in the future to enable it to communicate orders to the PPEX ATS for execution by a broker, which may permit some liquidity, but there is no assurance that the PPEX ATS will provide an active market for resales of shares. Further, without this enhancement to the Investables Platform, it may be difficult or impossible for you to dispose of your shares.

If an active market ever develops for our shares, the market price and trading volume may be volatile.

If the market develops for our shares, the market price of our shares could fluctuate significantly for many reasons, including reasons unrelated to our performance, the underlying assets or the series, such as reports by industry analysts, investor perceptions or announcements by our competitors regarding their own performance, as well as general economic and industry conditions. For example, to the extent that other companies, whether large or small, within our industry experience declines in their share price, the value of our shares may decline as well.

In addition, fluctuations in operating results of a particular series or the failure of operating results to meet the expectations of investors may negatively impact the price of our shares. Operating results may fluctuate in the future due to a variety of factors that could negatively affect revenues or expenses in any particular reporting period, including vulnerability of our business to a general economic downturn, changes in the laws that affect our operations, competition, compensation-related expenses, application of accounting standards, seasonality and our ability to obtain and maintain all necessary government certifications or licenses to conduct our business.

Investors lack voting rights, and our Manager may take actions that are not in the best interests of investors.

Our Manager has a unilateral ability to amend the operating agreement and the allocation policy in certain circumstances without the consent of the investors, and investors only have limited voting rights in respect of a series. Investors will therefore be subject to any amendments our Manager makes (if any) to the operating agreement and allocation policy and also any decision it makes in respect of our company and a series which the investors do not get a right to vote upon. Investors may not necessarily agree with such amendments or decisions, and such amendments or decisions may not be in the best interests of all of the investors as a whole but only a limited number.

Furthermore, our Manager can only be removed as Manager of our company and each series in a very limited circumstance, following a non-appealable judgment of a court of competent jurisdiction to have committed fraud in connection with our company or a series. Investors would therefore not be able to remove our Manager merely because they did not agree, for example, with how our Manager was managing an underlying asset.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under our operating agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the operating agreement.

Investors in this offering will be bound by our operating agreement, which establishes the rights of members and rules for governance of our company. Under our operating agreement, investors waive the right to a jury trial of any claim they may have against our company arising out of or relating to the operating agreement, or the action of becoming an interest holder in a series. This includes legal actions that include claims based on federal securities law. By subscribing to an offering of a series, the investor agrees to adhere to the operating agreement, and knowingly and voluntarily waives the investor’s jury trial rights.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which govern the operating agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the operating agreement. You should consult legal counsel regarding the jury waiver provision before investing in this offering.

If you bring a claim against our company in connection with matters arising under the operating agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against our company. If a lawsuit is brought against our company under the operating agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the operating agreement with a jury trial. No condition, stipulation or provision of the operating agreement serves as a waiver by any member of a series or by our company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

Our operating agreement has a forum selection provision that requires that certain disputes be resolved in the Court of Chancery of the State of Delaware, regardless of convenience or cost to shareholders.

Under our operating agreement, shareholders are required to resolve disputes related to the governance of our company in the Court of Chancery located in the State of Delaware. The forum selection provision applies to any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with our operating agreement, or the transactions authorized by the agreement, including that of the admission of shareholders to a series of our company.

Our operating agreement further provides that, should the Court of Chancery in the State of Delaware not have jurisdiction over the matter, the suit, action, or proceeding may be brought in the appropriate federal or state court located in the State of Delaware. We intend for his forum selection provision to also apply to claims brought under federal securities law. Our company acknowledges that, for claims arising under the Exchange Act, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, requiring such matters to be heard in federal court. In contrast, Section 22 of the Securities Act provides for concurrent jurisdiction between federal and state courts for matters arising under the Securities Act.

The forum selection provision in our operating agreement may limit shareholders’ ability to obtain a favorable judicial forum for disputes with us our Manager, employees or agents, which may discourage lawsuits against us and such persons. The requirement that any action be heard in a competent court in the State of Delaware may also create additional expense for any person contemplating an action against our company or limit the access to information to undertake such an action, further discouraging lawsuits.

It is also possible that, notwithstanding the forum selection clause included in our operating agreement, a court could rule that such a provision is inapplicable or unenforceable. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in, an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Possible changes in federal/local tax laws or the application of existing federal/local tax laws may result in significant variability in our results of operations and tax liability for the investor.

The Internal Revenue Code of 1986, as amended, is subject to change by Congress, and interpretations may be modified or affected by judicial decisions, by the Treasury Department through changes in regulations and by the Internal Revenue Service through its audit policy, announcements, and published and private rulings. Although significant changes to the tax laws historically have been given prospective application, no assurance can be given that any changes made in the tax law affecting an investment in thee shares of any series of our company would be limited to prospective effect. Accordingly, the ultimate effect on an investor’s tax situation may be governed by laws, regulations or interpretations of laws or regulations which have not yet been proposed, passed or made, as the case may be.

Furthermore, investors may reside in various tax jurisdictions throughout the world. Failure to assess or pay the correct amount of tax on a transaction may expose us to claims from tax authorities.

DILUTION

Under our operating agreement, we have authority to issue an unlimited number of additional shares or other securities in each series. After your purchase in this offering, the Manager may elect to: (i) sell additional shares in this or future public offerings (whether on Form 1-A or otherwise), (ii) issue equity interests in private offerings or (iii) issue shares for payment as compensation to our Manager or third parties. To the extent we issue additional shares in a series after your purchase shares of that series in this offering, your percentage ownership interest in that series will be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of our investments, you could also experience dilution in the book value and fair value of your shares.

PLAN OF DISTRIBUTION

Plan of Distribution

Investables Inc., an affiliate of our manager, owns and operates the Investables Platform (investables.org), through which investors may indirectly invest, through shares of a series, in art and collectible opportunities that have been historically difficult to access for many market participants. Through the use of the Investables Platform, investors can browse and screen the potential investments and sign legal documents electronically. We intend to distribute shares of each series exclusively through the Investables Platform. Neither our manager nor any other affiliated entity involved in the offer and sale of our interests is a member firm of FINRA, and no person associated with us will be deemed to be a broker solely by reason of his or her participation in the sale of shares. All sales of shares of each series will be made through Dalmore Group, LLC.

We are offering, on a best efforts basis, shares (consisting of membership interests) of each of the series of our company as set forth in the “Series Offering Table” section of this Offering Circular. The offering price for each series was determined by our Administrative Manager.

The minimum subscription by an investor is listed in the “Series Offering Table”.

There will be a separate closing with respect to each offering. The closing of an offering will occur on the earliest to occur of (i) the date subscriptions for the maximum number of shares offered for a series have been accepted or (ii) a date determined by our Manager in its sole discretion, provided that, where there is a minimum offering amount subscriptions for the minimum number of shares offered for a series have been accepted. If a closing has not occurred, an offering shall be terminated upon (i) the date which is one year from the date such offering circular or amendment thereof, as applicable, is qualified by the Commission, which period may be extended with respect to a particular series by an additional six months by our Manager in its sole discretion, or (ii) any date on which our Manager elects to terminate the offering for a particular series in its sole discretion.

At the closing of each offering, our manager or its affiliates will purchase a minimum of 1% of the interests sold in such offering for the same price as all other investors, although such minimum threshold may be waived or modified by our Manager in its sole discretion. In addition, the asset seller for a particular series may purchase a portion of the interests for that series.

Some of the offerings do not have any minimum target, which means that there is no minimum number of shares that needs to be sold in these offerings in order for funds to be released to the company and for an offering in a series to close. If the funds raised in these offerings are not sufficient to cover the purchase price of the assets to be acquired by it, our Manager intends to fund the series, either by acquiring shares in the series or by providing a loan to the Series. See “The Company’s Business – Asset Acquisition.”

In addition, our Manager and its affiliates, partners and/or related parties may purchase shares offered in a series’ offering for the same price as all other investors, subject to the same minimum investment thresholds as other investors in that offering, although such minimum thresholds may be waived or modified by our Manager in its sole discretion. Our Manager may sell its shares from time to time after the closing of each offering. Our Manager has no present intention to sell its shares, and any future sales would be based upon its potential need for capital, market prices of the interests at the time of a proposed sale and other factors that a reasonable investor might consider in connection with the sale of securities similar to the shares.

The company’s Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the Investables Platform at investables.org.

Brokerage Fees

Dalmore Group, LLC is acting as our executing broker, or broker of record, in connection with the sale of our interests pursuant to a Broker-Dealer Agreement. Pursuant to the agreement, Dalmore Group will receive a brokerage fee equal to 1% of the amount raised through each offering (which we refer to as the “Brokerage Fee”). The Brokerage Fee will be payable immediately upon the closing of each offering out of the proceeds of the offering.

In addition, our Manager has agreed to be responsible for the following fees and costs due to Dalmore Group, which are categorized as “offering expenses:”

●	A one-time consulting fee of $20,000 for the provision of ongoing general consulting services related to this offering (such as coordination with third-party vendors and providing general guidance), which was due and payable following the issuance by FINRA of a no-objection letter.

●	A one-time advance payment of $5,000 for out-of-pocket expenses anticipated to be incurred by Dalmore Group, such as costs related to preparing the FINRA filing, due diligence expenses, working with counsel to our Manager and our company and other services necessary and required prior to the approval of this offering.

●	Since these offerings involves ongoing filings, Dalmore Group will invoice the Manager for the FINRA fee due and the $1,000 post-qualification amendment filing fee prior to each filing. This fee is due and payable prior to any submission by Dalmore Group to FINRA.

Our Manager will not be reimbursed for payment of these fees or expenses.

Process of Subscribing

After the Commission has qualified the Offering Statement, we will accept tenders of funds to purchase shares of series of our company that were included in the qualified Offering Statement. Prospective investors who submitted non-binding indications of interest during the “test the waters” period will receive an automated message from us indicating that the offering for a particular series is open for investment.

The company may close on investments on a “rolling” basis, after subscription for the any minimum offering amount have been received if applicable. This means that not all investors will receive their shares on the same date. To the extent a series has the same minimum and maximum, the company will undertake a single closing for investors in that series. For any offering where there is no minimum offering amount, the company may close on any subscriptions that it receives. In these offerings, potential investors should be aware that there can be no assurance that any other funds will be invested in the offering other than their own funds.

The subscription process for each offering is a separate process. Any potential Investor wishing to acquire any shares in a series must:

●	Carefully read this Offering Circular, and any current supplement, as well as any documents described in the Offering Circular and attached hereto. Consult with your tax, legal and financial advisors to determine whether an investment in shares of any series is suitable for you.

●	Review the subscription agreement, which is pre-populated following your completion of certain questions on the Investables Platform application or otherwise and if the responses remain accurate and correct, sign the completed subscription agreement using electronic signature.

●	Once the completed subscription agreement is signed for a particular offering, an integrated online payment provider will transfer funds in an amount equal to the purchase price for the shares of the relevant series for which you have applied to subscribe into a non-interest-bearing escrow account with the Escrow Agent. The Escrow Agent will hold such subscription monies in escrow until such time as your subscription agreement is either accepted or rejected by the company and, if accepted, such further time until you are issued the shares for which you subscribed.

●	Our Manager and the broker of record will review the subscription documentation completed and signed by you. You may be asked to provide additional information. Our Manager or the broker of record will contact you directly if required. We reserve the right to reject any subscriptions, in whole or in part, for any or no reason, and to withdraw any offering at any time prior to its initial closing.

●	Once the review is complete, our Manager will inform you whether or not your application to subscribe for shares of the relevant is approved or denied and if approved, the number of shares for which you are entitled to subscribe. If your subscription is rejected in whole or in part, then your subscription payments (being the entire amount if your application is rejected in whole or the payments associated with those subscriptions rejected in part) will be refunded promptly, without interest or deduction. Our Manager accepts subscriptions on a first-come, first served basis subject to the right to reject or reduce subscriptions.

●	If all or a part of your subscription in a particular Series is approved, then the number of shares for which you are entitled to subscribe will be issued to you the closing for such shares. Simultaneously with the issuance of the shares, the subscription monies held by the Escrow Agent in escrow on your behalf will be transferred to the account of the applicable series as consideration for such shares.

By executing the subscription agreement, you agree to be bound by the terms of the subscription agreement and our operating agreement. We, our Manager and the broker of record will rely on the information you provide in the subscription agreement, including your representations and warranties therein and the supplemental information you provide in order for our Manager and the broker of record to verify your status as a “qualified purchaser.” If any information about your “qualified purchaser” status changes prior to you being issued shares, please notify the Manager immediately using the contact details set out in the subscription agreement.

The subscription funds advanced by prospective investors as part of the subscription process will be held in a non-interest-bearing account with the Escrow Agent and will not be transferred to the operating account of the applicable series unless and until there is a closing with respect to the relevant shares. When the Escrow Agent has received instructions from the Manager or the broker of record that a closing will occur, and the investor’s subscription is to be accepted (either in whole or part), then the Escrow Agent shall disburse such investor’s subscription proceeds in its possession to the account of the applicable series.  If an offering is terminated without a closing, or if a prospective investor’s subscription is not accepted or is cut back due to oversubscription or otherwise, such amounts placed into escrow by prospective investors will be returned promptly to them without interest or deductions.  Any costs and expenses associated with a offering that has terminated without a closing will be borne by our Manager.

Escrow Agent

The Escrow Agent is North Capital, who has been appointed as escrow agent for each offering pursuant to escrow agreements among the Broker, the Escrow Agent, our Manager and each series. The form of escrow agreement is filed as an exhibit to the Offering Statement of which this Offering Circular is a part. Our Manager has agreed to be responsible for fees due to the Escrow Agent, which are categorized as “offering expenses.”

In the event that the company terminates the offering while investor funds are held in escrow, those funds will promptly be refunded to each investor without deduction or interest and in accordance with Rule 10b-9 under the Exchange Act.

No Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the company.

Transfer Agent and Registrar

The company has engaged Vertalo (www.vertalo.com), a registered transfer agent with the SEC, who will serve as transfer agent to maintain shareholder information on a book-entry basis.

Provisions of Note in Our Subscription Agreement

Forum Selection Provisions

While there is a separate subscription agreement that will be used in connection with each series’ offering, the same form of subscription agreement will be used for each series. This form of subscription agreement is included as an exhibit to the Offering Statement of which this Offering Circular is a part. Our subscription agreement includes forum selection provisions that require any claims against the company based on the subscription agreement not arising under the federal securities laws to be brought in a court of competent jurisdiction in the State of Delaware. These forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted these provisions to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows our Manager and its officers not to lose a significant amount of time traveling to any particular forum so they may continue to focus on operations of the company.

Jury Trial Waiver

The subscription agreement that investors will execute when investing in a series of our company provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement other than claims under the federal securities laws. By signing the subscription agreement, the investor warrants that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation, or provision of the subscription agreement serves as a waiver by us, or by any investor, of compliance with any provision of the federal securities laws and the rules and regulations promulgated under those laws.

Investor Eligibility Requirements

Our form subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

USE OF PROCEEDS

The allocation of the net proceeds of each offering set forth below represents our intentions based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues, if any, and expenditures. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations, business developments, and related rate of growth. Other than as specified below, neither our company nor any series are expected to keep any of the proceeds from any offering.

Series Rolex Superhero Collection

The table below sets forth our estimated use of proceeds from this Series Rolex Superhero Collection offering, assuming we sell the maximum offering amount in this offering. The shares of this series will be offered at $10.00 per share, an amount that was arbitrarily determined by our Manager.

We expect to use substantially all of the net proceeds from this offering to finance the acquisition of the Series Rolex Superhero Collection assets (as described in the “The Underlying Assets” section of this Offering Circular).

Maximum Offering Amount (1)
Total Purchase Price of Assets (2)	$47,179

Brokerage Fee	$530
Sourcing Fee (3)	$5,091
Acquisition Expenses (3)	$0
Offering Expenses (3)	$0
Total Proceeds	$53,000

(1)	This is a “best efforts” offering.
(2)	The purchase price of each Rolex was or will be paid in British pound sterling (£). The assets for this series, the 2020 Rolex Hulk and the 2019 Rolex Batman (each as defined below) will be sold to the series by Investables Inc. at the same total purchase price that was paid or will be paid to the third party seller, using the British pound sterling to U.S dollar exchange rate on the date of sale. The above total purchase price of the assets reflects a conservative estimated exchange rate for full purchase price of the assets. To the extent that the actual dollar value of the asset on that day is lower than the amount stated above, the series would retain the additional funds as reserves for future Operating Expenses of the series. To the extent that the actual dollar value of the asset on that day is higher than the amount stated above, the series would only pay the above total purchase price to acquire the assets and our Manager would pay any additional amount, which may be paid out of the sourcing fee or otherwise.
(3)	The sourcing fee for this series serves to compensate our Manager for evaluating, investigating and discovering the underlying assets in a series. Our Manager may waive all or part of the sourcing fee for this series. In addition, our Manager has agreed not to be reimbursed for any offering expenses incurred by it in connection with this offering or any acquisition expenses in excess of those covered by the sourcing fee.

We intend to use the net proceeds from this offering, net of the brokerage fee, to acquire the underlying asset and pay the sourcing fee. Because this is a best efforts offering with non minimum offering amount, if and to the extent the net proceeds from this offering are less than the total purchase price of the assets, our Manager intends to purchase the unsold series shares at the same per share price as other investors in this offering.

We reserve the right to change the above use of proceeds if our Manager believes it is in the best interests of the company.

THE UNDERLYING ASSETS

Series Rolex Superhero Collection

The Series Rolex Superhero Collection is engaged in the business of acquiring, holding and managing collectible high-end Rolex watch models that because of their color combinations, have names associated with superheroes like the Rolex GMT Master “Batman” (because of its blue 24-hour hand and a black/blue bezel insert) or the Rolex Submariner “Hulk” (because of its green ceramic bezel and dial).

An affiliate of our Manager has entered into a purchase agreement for, and paid a deposit on, a 2020 Rolex “Hulk” Submariner Date 40 Ref. 116610LV (the “2020 Rolex Hulk”) for a total purchase price of £22,895. An affiliate of our Manager purchased a 2019 Rolex GMT-Master II “Batman” Ref. 116710BLNR (The “2019 Rolex Batman”) for a total purchase price of £15,950. The 2020 Rolex Hulk and the 2019 Rolex Batman will be sold to the series at the same total purchase price that was paid or will pay to the third party seller, using the British pound sterling to U.S dollar exchange rate on the date of sale.

2020 Rolex Submariner “Hulk”

The Rolex Submariner wristwatch was the first Rolex watch for divers. Introduced by Rolex in 1953, it was the first diving watch to be water-resistant up to 100 meters. The watch came fitted with a rotating 60-minute timing bezel to help divers keep track of how long they’ve spent underwater, and the dial was furnished with plenty of luminous material to ensure readability in the murkiest of waters. While the first Submariner was fashioned in stainless steel and paired with a black bezel and black time-only dial, Rolex eventually expanded to include a Submariner Date model, available in a variety of metals and colorways.

The “Hulk” is Marvel superhero famous for his strength and green color. Following the tendency to give Rolex watches names, the Rolex Submariner with a green bezel and dial (first launched in 2010) was named the “Hulk”. The Rolex Submariner “Hulk” was discontinued in 2020, with the last batch of watches referenced to as 116610LV. The Rolex Submariner “Hulk” is one the most iconic sports watches, and one of the most popular collector’s watches in the world.

The 2020 Rolex Submariner “Hulk” to be purchased by the Series Rolex Superhero Collection, is a 2020 Rolex Submariner Date 40 (Ref. 116610LV), with a steel case, bracelet, and clasp. It has an automatic movement 3135 caliber and is water resistant up to 300 meters / 1,000 feet. It has a green dial and a unidirectional green bezel with Cerachrome inserts. It is unworn, in mint condition and without signs of wear, and comes in its original box (with original warranty card and instruction manual, wallet and green tag).

2019 Rolex GMT-Master “Batman”

The GMT Master wristwatch was the first Rolex Watch for pilots. Introduced by Rolex in 1954, it was originally designed in collaboration with Pan Am Airways and was created for and issued to Pan AM flight crews on long-haul flights. The key feature of the watch was that it allowed the wearer to simultaneously reference two different time zones. The original GMT-Master watch has a fourth hand (24-hour display) that displays the same time zone as the standard 12-hour hand. The GMT hand enabled the wearer to set the watch to Coordinated Universal Time (UTC) or any other time zone for the main time view, then set the rotatable 24-hour scale bezel to a second time zone. The GMT name is derived from Greenwich Mean Time. Greenwich Mean Time is also known as Coordinated Universal Time and is the time zone that is required for all aviation planning, weather forecasts, and schedules.

Batman is a DC superhero famous for innovativeness and his black and blue “Batman” suit. Following the tendency to give Rolex watches names, the GMT-Master II with a its blue 24-hour hand and a black/blue bezel insert was named the “Batman”. Although the GMT-Master was initially designed for use by professional pilots as a tool, its combination of functionality and aesthetic appeal has attracted a much wider audience. The Rolex GMT Master ‘Batman’ is one the most iconic Rolex watches for international travelers and businesspeople and can show time in two time zones at the same time.

The 2019 Rolex GMT-Master “Hulk” to be purchased by the Series Rolex Superhero Collection, is a 2019 Rolex GMT-Master II (Ref. 116710BLNR), with a steel case, bracelet, and clasp. It has an automatic movement 3186 caliber and is water resistant up to 100 meters / 330 feet. It has a black dial and a unidirectional black-and-blue bezel with Cerachrome inserts. It is unworn, in mint condition and without signs of wear, and comes in its original box (with original warranty card and instruction manual and 2 hand tags).

THE COMPANY’S BUSINESS

Overview

At Investables Projects LLC, we believe that alternative assets are capable of delivering quality returns to investors. However, investing in alternative assets can often require significant financial resources and significant knowledge about the underlying assets and the industry. Due to these high barriers to entry, access to investments in alternative assets have been restrained to a fraction of the global economy. Even those that do have access to top quality alternative investments are faced with high fees, lack of transparency, and significant operational overheads. With high transactional costs and low transaction volumes, investors in alternative assets often suffer from illiquidity, resulting in long holding periods that make such investments inaccessible for many investors.

Our mission is to provide growing retail investors with opportunities to explore investing in alternative assets with as little friction as possible. To do that we developed a marketplace for fractional investment in exclusive collectibles. In that marketplace, investors acquire fractions of sourced, verified, insured, and already vaulted assets. This way the investors share the rewards, risks, and liabilities of collections they invest in, equal to the number of shares that they own.

We believe that we are well suited to capitalize on this increased interest in alternative assets, and not only from millennials. The Investables Platform will be the one-stop shop for verified investors and verified sellers to acquire, trade, collect, and manage their ownership rights over exclusive collections and their shares. This is how our company plans to attract more capital, increase our buying power, and provide excellent value to our company’s investors.

History and Structure

Investables Projects LLC is a series limited liability company formed on August 4, 2022, pursuant to Section 18-215 of the Delaware Limited Liability Company Act, or the LLC Act.

As a series limited liability company, title to our underlying assets will be held by, or for the benefit of, the applicable series. We intend that each series will own its own underlying assets, which we expect will be works of art or other collectibles. A new series will be established for future art or collectibles or other alternative assets to be acquired by us.

Section 18-215(b) of the LLC Act provides that, if certain conditions are met (including that certain provisions are in the formation and governing documents of the series limited liability company, and if the records maintained for any such series account for the assets associated with such series separately from the assets of the limited liability company, or any other series), then the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable only against the assets of such series and not against the assets of the limited liability company generally or any other series. As such, the assets of a series include only the assets associated with that series and other related assets (e.g., cash reserves).

Members of our company

Members of our company include owners of shares of our company or shares of our series.

An investor who has purchased shares in one of our series in this offering will become an “Economic Member” of our company (as defined in our operating agreement). No Economic Member, in its capacity as such, will participate in the operation or management of the business of our company or any series, nor transact any business in our company or any series.

Manager of our company and each series

Our Manager, Investables Manager LLC, a Delaware limited liability company formed in June 2022, is the Managing Member of our company and of each series. As Managing Member, it has the full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the company and each series, in each case without the consent of the Economic Members.

Our Manager exercises ultimate authority over the series assets. Our Manager may delegate to any person any of the powers and authority vested in it under our operating agreement, including in respect of the management of the series assets; provided, however, that the person to whom such delegation is made shall be under the supervision and authority of the Manager and any amounts payable to such person shall be paid by the Manager.

In the event of the resignation of our Manager of its rights, obligations and respective title as a Manager, the Manager will nominate a successor Manager and the vote of a majority of the shares held by Economic Members will be required to elect a successor Manager. The Manager shall continue to serve as the Managing Member until such date as a successor Managing Member is elected.

Holders of shares in all series have the right to remove the Manager, by a vote of two-thirds of the holders of all outstanding shares of all series (excluding our Manager and its affiliates), in the event our Manager is found by a non-appealable judgment of a court of competent jurisdiction to have committed fraud in connection with a series or our company and which has a material adverse effect the Company. If this occurs, our Manager shall call a meeting of all of the holders of every series of shares within 30 calendar days of such non-appealable judgment at which the holders may vote to remove our Manager as Managing Member of our company and each series. If our Manager fails to call such a meeting, any Economic Member will have the authority to call such a meeting. In the event of its removal, our Manager shall be entitled to receive all amounts that have accrued and are then due and payable to it. If the holders vote to terminate and dissolve our company (and therefore each series), the liquidation provisions of the operating agreement shall apply (as described in “Securities Being Offered—Liquidation Rights”). In the event our Manager is removed as Managing Member of our company, it shall also immediately cease to be Managing Member of each series.

Series of the Company

The Manager of our company may, at any time and from time to time cause the Company to establish in writing (each, a “Series Designation”) one or more series of the company. The terms and conditions for each series established will be set forth in a Series Designation for the series, and the Series Designation will, upon approval by the Manager, become a part of our operating agreement.

The Series Designation establishing a series may, among other things:

●	specify a name or names under which the business and affairs of such series may be conducted;

●	set forth the number of shares that may be issued by the series;

●	set forth the management fee applicable to the series;

●	set forth the sourcing fee applicable to the series;

●	set forth the amount of shares (expressed as a percentage of the maximum offering amount) that the Manager will acquire in the series;

●	set forth the minimum number of shares a member may acquire, or the minimum investment per subscriber;

●	designate, fix and determine the relative rights, powers, authority, privileges, preferences, duties, responsibilities, liabilities and obligations in respect of shares of such series and the Members of that series; and

●	designate or authorize the designation of specific officers of a series.

In the event of a conflict between the terms and conditions of our operating agreement and a Series Designation, the Series Designation will control.

Each of the series of our company operates as if it were a separate limited liability company.

Other Rights of our Manager

Our Manager and its affiliates are not entitled to vote in their capacity as holders of shares on matters submitted to the members for approval, and no such shares shall be deemed outstanding for purposes of any such vote.

The operating agreement further provides that our Manager, in exercising its rights in its capacity as the Manager, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting our company, any series of shares or any shareholders and will not be subject to any different standards imposed by the operating agreement, the LLC Act or under any other law, rule or regulation or in equity. In addition, the operating agreement provides that our Manager will not have any duty (including any fiduciary duty) to our company, any series or any shareholders.

The operating agreement provides that none of our Manager, any officer of the company or a series, any of our Manager’s officers, directors, members, shareholders, employees, managers, partners, controlling persons, agents or independent contractors, members of the Advisory Board, or persons acting at the request of our company in certain capacities with respect to other entities will be liable to our company, any series or any interest holders for any act or omission taken by them in connection with the business of our company or any series that has not been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence. Our company and, as applicable, the series of our company will indemnify these persons against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or settlement of litigation, including legal fees and expenses) to which they become subject by virtue of serving our company or such series and with respect to any act or omission that has not been determined by a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

Advisory Board

Our Manager may establish an advisory board comprised of experts in a particular industry to provide guidance and strategic advice to our company, or a particular series of our company. For our company, this may be advising on the creation of a particular series with a new asset class focus. For our series, this may be assisting in identifying, acquiring, and managing the particular assets of that series, or advising on other general business matters.

Members of the Advisory Board will not be Managers or officers of our company or any series and will not have any fiduciary or other duties to the shareholders of any series.  They will not be entitled to compensation by our company or any series in connection with their roles as members of the Advisory Board, but our company or any applicable series will reimburse a member of the Advisory Board for any out-of-pocket expenses or costs actually incurred by it or any of its affiliates on behalf of our company or series.

As of the date of this offering circular, our Manager has not established an advisory board.

Operating Expenses

Each series will be responsible for the following costs and expenses attributable to the series or the share of such costs and expenses allocated to the series by our Manager, unless otherwise paid for by our Manager without expectation of reimbursement (we refer to these as “Operating Expenses”):

●	any and all fees, costs and expenses incurred in connection with the management of the assets of a series, including import taxes, income taxes, storage (including property rental fees should the Manager decide to rent a property to store a number of assets), security, valuation, custodial, marketing and utilization of the asset of a series;

●	any fees, costs and expenses (other than offering expenses), incurred in connection with preparing any reports and accounts of each series, including periodic reports to be filed with the SEC;

●	any and all insurance premiums or expenses, including directors and officer’s insurance of the directors and/or officers of the Manager;

●	any withholding or transfer taxes imposed on the company or a series or any of the members as a result of its or their earnings, investments or withdrawals;

●	any governmental fees imposed on the capital of the company or a series or incurred in connection with compliance with applicable regulatory requirements;

●	any legal fees and costs (including settlement costs) arising in connection with any litigation or regulatory investigation instituted against the company, a series or the Manager in connection with the affairs of the company or the series;

●	the fees and expenses of any administrator, if any, engaged to provide administrative services to the company or a series;

●	all custodial fees, costs and expenses in connection with the holding of assets or shares;

●	any fees, costs and expenses of a third-party registrar and transfer agent appointed by the Manager Member in connection with the series;

●	the cost of the audit of the company’s annual financial statements and the preparation of its tax returns and circulation of reports to Economic Members;

●	the cost of any audit of the series annual financial statements, the fees, costs and expenses incurred in connection with making of any tax filings on behalf of the series and circulation of reports to Economic Members;

●	any indemnification payments to be made under the operating agreement;

●	the fees and expenses of the company’s or a series counsel in connection with advice directly relating to the company’s or a series’ legal affairs, other than offering expenses;

●	the costs of any other outside appraisers, valuation firms, accountants, attorneys or other experts or consultants engaged by the Manager in connection with the operations of the company or a series; and

●	any similar expenses that may be determined to be Operating Expenses, as determined by our Manager in its reasonable discretion.

Our Manager will bear its own expenses of an ordinary nature, including, all costs and expenses on account of rent (other than for storage of the underlying assets), supplies, secretarial expenses, stationery, charges for furniture, fixtures and equipment, payroll taxes, remuneration and expenses paid to employees and utilities expenditures (excluding utilities expenditures in connection with the storage of the underlying assets).

If the Operating Expenses exceed the amount of revenues generated from the underlying assets of a series and cannot be covered by any Operating Expense reserves on the balance sheet of such series, our Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the applicable series, on which our Manager may impose a reasonable rate of interest and be entitled to reimbursement, and/or (c) cause additional shares to be issued in the such series in order to cover such additional amounts.

Offering Expenses

Under our operating agreement, fees incurred in connection with executing the offering, such as underwriting (including brokerage fees), legal, accounting, escrow and compliance costs related to a specific offering are the responsibility of the various series. Our Manager has agreed to bear all offering expenses (other than brokerage fees) in connection with the offerings of series by our company without reimbursement.

Asset Selection

We intend to target a broad spectrum of assets to cater to a wide variety of demand. We will pursue investments in collectibles and other alternative assets opportunistically, leveraging our industry-specific knowledge and industry contacts to identify attractive asset categories, with the intent of driving returns for potential investors. Once we have identified a category of assets, we conduct internal diligence to assess specific assets within that category and may engage external advisors and valuation / appraisal service providers. Our diligence generally takes into account a number of factors, depending on the type of asset, such as historical significance, ownership history, past valuation of the asset and comparable assets and market trends and growth potential. As part of this process, we may review public auction data, opinions from industry experts and precedent and comparable transactions, among other things. We aim to acquire only the highest of caliber assets and to appropriately maintain, monitor and manage the collection for continued value appreciation and, if applicable, to enable respectful enjoyment and utilization by potential asset lessees.

Asset Acquisition

Our company plans to acquire underlying assets for its series primarily through the following methods:

●	Upfront purchase – our company acquires an underlying asset from an asset seller prior to the launch of an offering related to a series;

●	Purchase agreement – a series, our company enters into an agreement with an asset seller to acquire an underlying asset, which may expire prior to the closing of the offering for the related series, in which case our company is obligated to acquire the underlying asset prior to the closing of that series’ offering; or

●	Purchase option agreement – a series, our company enters into a purchase option agreement with an asset seller, which gives it the right, but not the obligation, to acquire the underlying asset

In the case where an underlying asset is acquired prior to the launch or closing of a series offering, as the case may be, the proceeds from the associated offering, net of any acquisition Expenses or sourcing fee, as applicable, will be used to reimburse our company, our Manager or an affiliate thereof for the acquisition of the underlying asset or repay any loans made to our company, our Manager or an affiliate thereof, plus applicable interest, to acquire such underlying asset.

Rather than pre-purchasing an underlying asset before the closing of an offering, our company, our Manager or an affiliate thereof may also negotiate with asset sellers for the exclusive right to market an underlying asset to investors for a period of time.  This would be achieved by pre-negotiating a purchase price (or desired amount of liquidity) and entering into an asset purchase agreement or a purchase option agreement with an asset seller for an underlying asset, which would close simultaneously upon the closing of the offering of shares in the series associated with that underlying asset. Then, upon the closing of a successful offering, the asset seller would be compensated with a combination of cash proceeds from the offering and/or, if elected, equity ownership in the series associated with the underlying asset (as negotiated in the agreement for such underlying asset) and title to the underlying asset would be held by, or for the benefit of, the applicable series.

In some cases, an asset seller or the Manager may be issued shares in a series:

●	as part of total purchase price to the asset seller and/or Manager; or

●	repay an advance owed to the Manager (no interest will accrue on such the advance)

If our company enters into a purchase agreement or purchase option agreement with a seller, it is possible that the agreement will not close, even if sufficient funds are raised in an offering to fund the purchase. Funds from a series’ offering will be held in escrow and will be returned to investors without interest if the asset purchase agreement or purchase option agreement fails to close.

Following the initial closing, the Manager may advance funds to the series to be able to purchase the assets and title to the underlying asset will be held by the series.

Additional details on the acquisition method for each underlying asset can be found in the “Use of Proceeds” section for each respective series.

Liquidity and The Investables Platform

The amount of time that a series will hold and manage all its assets will vary depending on the type of assets being acquired by the series. Liquidity for investors would be obtained through distributions to investors, generally upon the sale of the underlying asset in the relevant series, as well as by transferring their shares in a series.

Investable Inc., an affiliate of our Manager, owns and operates a web browser-based investment platform which we call the Investables Platform and through which substantially all of the sales of the shares in these offering are executed. We expect to enhance the Investables Platform to enable it to communicate orders to the Public Private Execution Network Alternative Trading System, or PPEX ATS, a registered electronic alternative trading system, or ATS, operated by North Capital for execution by a broker.

The PPEX ATS is an electronic alternative trading system with a Form ATS on file with the Commission and is owned and operated by North Capital Private Securities Corporation (“NCPS”), a registered broker-dealer and member of FINRA and SIPC.  Registered broker-dealers and certain institutional customers who become members of the PPEX ATS, including Dalmore Group, will have access to the PPEX ATS.  The PPEX ATS is not accessible to non-members or the general public, and investors will have no direct interaction with NCPS.  Investors will submit bid and ask quotes on the Investables Platform to purchase or sell Interests, with any transactions to be executed by the executing broker and matched through the PPEX ATS.

The Investables Platform merely acts as a user interface to facilitate the functionality of the PPEX ATS. All transfers of cash and securities would be performed by appropriately licensed third parties, at the direction of investors, upon execution of a trade. As such, the Platform functions to deliver and display information to investors, the executing broker and the PPEX ATS. All activity related to orders, and the execution of purchases or sales of interests on the Platform, would be originated by the shareholders and prospective secondary purchasers. Neither our company, our Manager or any of its affiliates will make any recommendations regarding the purchase or sale of interests, have custody of any shares or funds or receive any compensation related to trading on the PPEX ATS. Orders would be matched by the PPEX ATS and executed on the PPEX ATS by a broker in accordance with the rules set forth by the PPEX ATS, and once executed, the appropriate information would be submitted back to the Investables Platform and reflected for each interest holder.

Our Manager may act as a buyer and seller of interests in any given series through the PPEX ATS. Prior to our Manager participating in any secondary purchases or sales through the Platform, our Manager intends to put in place internal procedures that (1) limit the participation of the Manager and its affiliates to the period within 30 days after the filing of any annual report or semiannual report required under Regulation A covering the respective series, and (2) prevent our Manager from making any secondary purchases or sales when in possession of material, non-public information.

Allocations of Expenses

To the extent relevant, Acquisition Expenses, Operating Expenses, revenue generated from underlying assets and any indemnification payments made by our company will be allocated amongst the various series in accordance with our Manager’s allocation policy, a copy of which is available to investors upon written request to our Manager. The allocation policy requires our Manager to allocate items that are allocable to a specific series to be borne by, or distributed to, as applicable, that series. If, however, an item is not allocable to a specific series but to multiple series or to our company in general, it will be allocated pro rata based on the value of, or number of, underlying assets or the relative aggregate capital contributions to each series, as reasonably determined by our Manager or as otherwise set forth in the allocation policy. By way of example, as of the date hereof it is anticipated that revenues and expenses will be allocated as follows:

Revenue or Expense Item	Details	Allocation Policy (if revenue or expense is not clearly allocable to a specific underlying asset)
Revenue	Revenue from events and leasing opportunities for the asset	Allocable pro rata to the value of each underlying asset

	Asset sponsorship models	Allocable pro rata to the value of each underlying asset

Acquisitions Expenses	Transportation of underlying asset as at time of acquisition	Allocable pro rata to the value of each underlying asset

	Insurance of underlying asset as at time of acquisition	Allocable pro rata to the value of each underlying asset

	Pre-purchase inspection	Allocable pro rata to the number of underlying assets

	Interest expense in the case an underlying asset was pre-purchased us prior to the closing of an offering through a loan	Allocable directly to the applicable underlying asset

	Storage	Allocable pro rata to the number of underlying assets

	Security	Allocable pro rata to the value of each underlying asset

	Custodial fees	Allocable pro rata to the number of underlying assets

Operating Expense	Insurance	Allocable pro rata to the value of each underlying asset

	Appraisal and valuation fees	Allocable pro rata to the number of underlying assets

	Storage	Allocable pro rata to the number of underlying assets

	Maintenance	Allocable directly to the applicable underlying asset

	Preparation of marketing materials	Allocable pro rata to the number of underlying assets

	Marketing expenses in connection with any revenue-generating event	Allocable pro rata to the value of each underlying asset

	Transportation to any revenue-generating event	Allocable pro rata to the number of underlying assets

	Custodial fees	Allocable pro rata to the number of underlying assets

	Ongoing reporting requirements (e.g., Reg A+ or Exchange Act reporting)	Allocable pro rata to the aggregate capital contributions of the series

	Audit, accounting and bookkeeping and tax reporting	Allocable pro rata to the aggregate capital contributions of the series

Indemnification Payments	Indemnification payments under the operating agreement	Allocable pro rata to the aggregate capital contributions of the series

Notwithstanding the foregoing, our Manager may revise and update the allocation policy from time to time in its reasonable discretion without further notice to investors.

Tax Matters

Our company intends to elect for each series of shares in the company to be taxed as a “C” corporation under Subchapter C of the Internal Revenue Code of 1986, as amended, and expects that each series will be treated as a corporation for all federal and state tax purposes. Thus, each series of shares will be taxed at regular corporate rates on its income, including any gain from the sale or exchange of the assets that will be held by each series, before making any distributions to shareholders.

Industry Overview and Market Opportunity

We believe that alternative assets, like high-end watches, fine wine and other collectibles, can be a tool used by investors to help them achieve greater diversification, potentially reducing their volatility with increasing returns.

Alternative assets have always been regarded as ’secondary’ to stock trading. Investors are used to regarding investments in artwork, exclusive watch pieces, classic cars, vintage wine or other collectibles as something to hedge against the stock market. Investing in collectibles requires deep knowledge of the resale market, money for brokerage fees and taxes, as well as expenses on sourcing, verifying, insuring, transporting, and storing the acquired assets. Few options and high price tags have hindered the popularization of investing in alternative assets.

Investments such as exclusive watch pieces, classic cars, vintage wine or other collectibles are often executed through private transactions, which limits the amount of publicly available data. Yet, it is a constantly growing market. According to Market Insights, the collectibles market is expected to grow at a 6.2% global CAGR until it reaches $628 billion by 2031.

Watch assets

The high-end watch market is growing, despite the trend of digitization and the increasing rate of closure of brick-and-mortar stores. According to Delloite’s 2021 Swiss Watch Industry Study, owning a watch became more important to the Millennials and Gen Z’s than it is to the rest of the demographics. That research also shows great potential for the secondary watch market, with 18% of brands looking to enter the pre-owned market through a white-labeled partnership, while 32% of respondents said they will invest in their own platform.

We believe in watch assets as tools for investors to diversify their portfolios, reduce volatility, and increase returns. The average Rolex price more than doubled in just 10 years, going from $5,000 in 2011 to $13,000 in 2021, according to the Bob’s Watch Report based on 10 years of data. . Price appreciation of Rolex watches on the secondary market is outperforming major stock indices, while the ROI of fine art has been higher than that of S&P 500 and gold for the past 25 years.

The market of exclusive collectibles like high-end Rolex watches is primarily a secondary market. While it is possible to buy a Rolex watch from a branded store, customers usually will have to wait for several months before they get their timepiece. At the same time, the secondary market, despite higher prices, is booming with opportunity. Collectibles are being sold at auctions, such as Christie’s and Sotheby’s, as well as with private galleries and secondary market stores. Yet, lack of transparency and high cost of entry is currently posing a problem to the popularization of collectibles as alternative investment assets.

We believe that the high-end watches are well suited to fractionalized ownership to capitalize on this increased interest, overcome barriers to entry, and provide an attractive return to investors.

Competition

There is potentially significant competition for the collectibles and other alternative assets of the type that we securitize through our offerings from many different market participants. While the majority of transactions continue to be peer-to-peer with very limited public information, other market players such as dealers and auction houses continue to play an increasing role.

Most of our current and potential competitors in this asset class, such as dealers and auction houses, have significantly greater financial, marketing and other resources than we do and may be able to devote greater resources sourcing the collectibles for which we compete. In addition, almost all of these competitors, in particular the auction houses, have longer operating histories and greater name recognition than we do and are focused on a more established business model.

There are also a number of companies offering fractionalized ownership in collectibles and other alternative asset classes which will result in additional competition for these assets. Furthermore, with the continued increase in popularity in these types of assets, we expect competition to intensify in the future, particularly from existing and newly formed companies offering fractionalized ownership in assets. Increased competition may lead to increased prices, which will reduce the potential value appreciation that investors may be able to achieve by owning shares in our series and will decrease the number of high-quality assets available to us.

Employees

Currently, the company does not have any employees.

Intellectual Property

The company does not own any patents, copyrights or trademarks.

Litigation

The company and its executive officers are not currently a party to any legal proceedings.

Government Regulation

We are not aware of any government regulations currently applicable to the purchase, holding or sale of high-end watches like the those held by the Series Rolex Superhero Collection in any jurisdiction in which we operate. However, our operations may be subject to local laws and regulations, including, but not limited to, laws and regulations involving privacy, sales practices, use, value-added and other indirect taxes.

Claims arising out of actual or alleged violations of law could be asserted against us by individuals or governmental authorities and could expose us or each series of interests to significant damages or other penalties.

THE COMPANY’S PROPERTY

We do not own or lease any real estate, office space or significant tangible assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion and analysis of the financial condition of our company and results of our operations together with the financial statements and related notes appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting the company’s current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Overview

Investables Projects LLC is a series limited liability company formed on August 4, 2022, pursuant to Section 18-215 of the Delaware Limited Liability Company Act, or the LLC Act. Our mission is to provide growing retail investors with opportunities to explore investing in alternative assets with as little friction as possible. To do that we, together with our affiliates, have developed a marketplace for fractional investment in exclusive collectibles. In that marketplace, investors acquire fractions of sourced, verified, insured, and already vaulted assets. This way the investors share the rewards, risks, and liabilities of collections they invest in, equal to the number of shares that they own. As a series limited liability company, title to our underlying assets will be held by, or for the benefit of, the applicable series. We intend that each series will own its own underlying assets, which we expect will be collectibles or other alternative assets. A new series will be established for future collectibles or other alternative assets to be acquired by us.

As of September 2022, we have not begun operations and will likely incur losses prior to generating positive retained earnings. These matters raise substantial concern about the Company’s ability to continue as a going concern. These financial statements are prepared on a going concern basis. The Company’s ability to continue as a going concern is dependent upon its ability to raise additional funds and achieve profitable operations.

Operating Results

The company was formed on August 4, 2022 and has had no significant operations and no revenues and limited expenses since that date.

Liquidity and Capital Resources

Due to its recent formation, the company has no cash, assets or liabilities reflected on its balance sheet. The company’s capital resources are expected to be derived primarily proceeds of our offerings and, thereafter, from our Manager’s funding of our ongoing operating expenses until a sale of the underlying assets of a series. The series are dependent on the net proceeds from their respective offerings for funding to acquire the underlying assets. For information regarding the anticipated use of proceeds from this offering, see “Use of Proceeds.”

Plan of Operations

No series of our company has commenced operations, is capitalized or has any assets. We intend for each series to start operations at the time of the closing of each applicable offering.

All assets and liabilities related to each underlying asset that have been incurred to date and will be incurred until the closing of each offering are the responsibility of our company or our Manager and responsibility for any assets or liabilities related to each underlying asset will not transfer to the applicable series until such time as a closing has occurred.

Each series intends to generate revenues, if at all, as described in the “The Underlying Assets” section of this Offering Circular based on the nature of the assets. For instance, we anticipate that, in the future, a series that invests in assets that are revenue generating may generate enough revenues to distribute dividends to shareholders within twelve months from commencing its operations. However, we do not anticipate that any of our current series will generate revenue until a liquidation or sale of some of its underlying assets. See “The Company’s Business—Operating Expenses” for additional information regarding the payment of Operating Expenses.

We believe that the proceeds from the offerings will satisfy our cash requirements for the next six months to implement the foregoing plan of operations.

See also “Summary -- Implications of Being an Emerging Growth Company.”

Trends

In January 2020, the World Health Organization has declared the outbreak of a novel coronavirus (COVID-19) as a “Public Health Emergency of International Concern,” which continues to spread throughout the world and has adversely impacted global commercial activity and contributed to significant declines and volatility in financial markets. The coronavirus outbreak and government responses are creating disruption in global supply chains and adversely impacting many industries. The outbreak could have a continued material adverse impact on economic and market conditions and trigger a period of global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the ultimate material adverse impact of the coronavirus outbreak. Nevertheless, the outbreak presents uncertainty and risk with respect to the company, its performance, and its financial results.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The Manager

Our company operates under the direction of Investables Manager LLC, our Manager and the Manager for each Series. Our Manager has the full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of our company and each series, including managing the assets of each series.

Our Manager may establish an Advisory Board to assist our company in its business decisions (such as the creation of a new series) and to assist our series in making decisions with respect to all asset acquisitions, dispositions and maintenance. Our Manager and its employees and affiliates are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

Our Manager performs its duties and responsibilities pursuant to the operating agreement. Our Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our shareholders. Furthermore, we have agreed to limit the liability of our Manager and to indemnify our Manager against certain liabilities.

We will follow guidelines adopted by our Manager and implement policies set forth in the operating agreement unless otherwise modified by our Manager. Our Manager may establish further written policies and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled. Our Manager may change our objectives at any time without approval of our shareholders. Our Manager has no track record and is relying on the track record of its individual officers and any advisors it appoints.

Directors, Executive Officers and Significant Employees of our Manager

The authority and functions of our Manager, as Managing Member of our company and each series, and its officers are identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the General Corporation Law of the State of Delaware. The following table sets forth the name and position of each of the current executive officers, directors and significant employees of our Manager.

Investables Manager LLC

Name	Position	Age	Term of Office (Beginning)	Approximate hours per week for part- time employees
Executive Officer
Peter van Kleef	Chief Executive Officer	55	August 2022	N/A

Significant Employees
Dmytro Lokshyn	Chief Asset Officer	30	June 2022	N/A
Oleh Shkinder	Technology and Marketing Officer	24	June 2022	N/A

Peter van Kleef, Chief Executive Officer

Prior to his role at Investables Manager LLC, Peter managed significant hedge fund type investment portfolios and quantitative trading departments for among others Cooper Neff (1994-1995), Salomon Brothers (1993), Unicredit (1998-2000) and Credit Lyonnais (2000-2002). He founded and operated for over a decade, from 2008-2021, his own brokerage and asset management firm in Germany. He has nearly 30 years of experience in the development and running of sophisticated financial service operations. He holds an MBA degree from the Owen Graduate School at Vanderbilt University, Nashville, USA. He is a frequent speaker on financial markets topics at leading global industry conferences. He is also a well-known consultant to the investment community with regards to trading, risk management, operational and strategic issues.

Dmytro Lokshyn, Chief Asset Officer

Dmytro Lokshyn, as our Chief Asset Officer, is responsible for day-to-day management of the series and the underlying assets. In June 2022, Dmytro along with Oleh Shkinder, co-founded Investable Inc., and developed the Investables Platform. He is the CEO of Investables Inc. Prior to co-founding Investables Inc. and since 2018, Dmytro was a strategic advisor to a number of startup companies, overseeing multiple projects with total budgets of $2 million over 5 years. From January 2020 to May 2021 Dimitry served as Chief Marketing Officer at Eezylife Inc., where he was in charge of $700,000 marketing budget. He holds a B.A. in economics, management, and finance from the Bocconi University in Milan, Italy.

Oleh Shkinder, Technology and Marketing Officer

Oleh Shkinder, as our Technology and Marketing Officer, is responsible for the management of the Investables Platform as it relates to our company and the marketing effort for our company. In June 2022, Oleh along with Dmytro Lokshyn, co-founded Investable Inc., and developed the Investables Platform. He is the CPO of Investables Inc. Prior to co-founding Investables Inc. he served as Product Manager at Changeblock from December 2021 to April 2022. He was Product Manager for Heureka Business Solutions GmbH from July 2021 to December 2021. Prior to that and since early 2021, he was employed as a consultant by SoftServe, a leading digital authority and consulting company, during which time he managed project facilitation for a $1.2 million development project for one of the biggest telemedicine companies in the US. Oleh was employed at Magnise, a software development company, as a software project manager from April 2019 to February 2021 and as a mobile software developer contractor from March 2018 to April 2019. Oleh received his undergraduate degree in business administration and management at the Vienna University of Economics and Business.

MANAGEMENT COMPENSATION

Compensation of Executive Officers

We do not currently have any employees, nor do we currently intend to hire any employees who will be compensated directly by our company. Our Manager and the officers of our Manager manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, manages and services acquired assets and monitors the performance of these assets to ensure that they are consistent with our investment objectives. Officers of our Manager may receive compensation for their services, including services performed for us on behalf of our Manager, from manager. We will only pay compensation to our Manager, and indirectly these officers, through the fees we pay to our Manager.

Compensation of our Manager

Pursuant to our operating agreement, our Manager will receive the following fees as compensation for the services they provide to that series: a management fee and a sourcing fee.

Management Fee

Under our operating agreement, our Manager is entitled to payment, on a quarterly basis, of a management fee equal to 0.25 percent (0.25%) each quarter (1% annually) of the aggregate amount of the capital contribution of the members of each series, or such other amount specified in the applicable Series Designation. The management fees for the following series differ from the percentage set forth in our operating agreement as follows:

Series Rolex Superhero Collection – no management fee.

Our Manager, in its sole discretion, may accept payment of the management fee by (a) causing us to issue to it additional shares in the applicable Series in an amount equal to: (i) the dollar value of aggregate management fees payable to the Manager as of the date of issuance, divided by (ii) the price of one share in the relevant series in the initial offering of that series, (b) causing the series to accrue such management fees, which shall be paid to the Manager prior to any distributions to members.

Sourcing Fee

When and if applicable, as compensation, the Managing Member of the company may receive a one-time fee as compensation for due diligence services in evaluating, investigation and discovering the underlying assets. Thee amount of any sourcing fee is determined in sole discretion of our Manager and set forth in each Series Designation. The sourcing fee will typically be paid our of the proceeds of the relevant offering. See “Use of Proceeds” for the sourcing fee applicable to each series being offered.

Performance Fee

Our Manager will also receive 20% of the amounts available for distributions from the sale of underlying assets in a series after each investor in that series has received distributions equal to his or her capital contributions, as discussed under “Securities Being Offered – Distribution Rights” below.

The Manager intends to make distributions on a basis that is appropriate for the underlying assets to the shareholders of a series. For instance, for most of our assets, there may only be distributions when an asset is sold, which may lead to just a single payment or more sporadic payments. There is no requirement to pay distributions at any given time.

Any distributions not made at the liquidation of a series, if any, would be paid out of the available Free Cash Flow of a series. Our Manager has sole discretion in determining what distributions of Free Cash Flow, if any, are made to shareholders of each series except as otherwise limited by law or the operating agreement.

See “Securities Being Offered – Distribution Rights” below for a discussion of the payment of distributions to shareholders of our series.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Upon designation of each series, our Manager became the initial member holding 100% of the then outstanding shares of each series.

The address for our Manager is c/o Investables Manager LLC, 110 Traders Cross, 1st floor, Okatie, SC, 29909.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Our Manager or one of its affiliates may purchases the underlying assets of a series, or enter into a purchase option agreement to purchase such underlying assets. It expects to sell or cause its affiliate to sell the assets to the relevant series for the same total purchase price as it or its affiliate paid or contracted to pay.

Investables Inc., an affiliate of our Manager owns and operates the Investable Portal, which it makes available in connection with the offerings and our various series without cost to us, though our Manager may compensate Investables Inc. for the use of the Investables Platform.

SECURITIES BEING OFFERED

The following is a summary of the principal terms of, and is qualified by reference to, the company’s certificate of formation and its operating agreement, each of which is filed as an exhibit to the Offering Statement of which this Offering Circular is a part. Capitalized terms used in this summary that are not defined shall have the meanings ascribed thereto in the operating agreement.

Description of Shares

Our company is a series limited liability company formed pursuant to Section 18-215 of the LLC Act. The purchase of the shares offered hereby is an investment only in the particular series and not an investment in our company as a whole. In accordance with the LLC Act, any series of shares established by our company will be a separate series of limited liability company shares of our company and not in a separate legal entity. We have not issued, and will not issue, any class of shares entitled to any preemptive, preferential or other rights that are not otherwise available to the holders purchasing shares in connection with the offerings.

Title to the underlying assets will be held by, or for the benefit of, the applicable series. We intend that each series will own its own underlying assets, which will be collectible assets. An investor who invests in an offering will not have any interest in any assets other than the underlying assets related to the series in which he or she invests.

Section 18-215(b) of the LLC Act provides that, if certain conditions are met (including that certain provisions are in the formation and governing documents of the series limited liability company, and if the records maintained for any such series account for the assets associated with such series separately from the assets of the limited liability company, or any other series), then the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable only against the assets of such series and not against the assets of the limited liability company generally or any other series. Accordingly, our company expects our Manager to maintain separate, distinct records for each series and its associated assets and liabilities. As such, the assets of a series include only the asset associated with that series and other related assets (e.g., cash reserves). As noted in “Risk Factors”, the limitations on inter-series liability provided by Section 18-215(b) have never been tested in federal bankruptcy courts and it is possible that a bankruptcy court could determine that the assets of one series should be applied to meet the liabilities of the other series or the liabilities of our company generally where the assets of such other series or of our company generally are insufficient to meet our company’s liabilities.

An investor in each offering will acquire an ownership interest only in the applicable series and not, for the avoidance of doubt, in (i) our company, (ii) any other series of shares, (iii) our Manager or (iv) any underlying asset owned by any series.

Section 18-215(c) of the LLC Act provides that a series established in accordance with Section 18-215(b) may carry on any lawful business, purpose or activity, other than the business of banking, and has the power and capacity to, in its own name, contract, hold title to assets (including real, personal and intangible property), grant liens and security shares, and sue and be sued.  We intend for each series to conduct its business and enter into contracts in its own name to the extent such activities are undertaken with respect to a particular series and title to the relevant underlying assets will be held by, or for the benefit of, the relevant series.

All of the shares offered by this Offering Circular will be duly authorized and validly issued. Upon payment in full of the consideration payable with respect to the shares, as determined by our Manager, the holders of shares will not be liable to our company to make any additional capital contributions (except for the return of distributions under certain circumstances as required by Sections 18-215, 18-607 and 18-804 of the LLC Act). Holders of shares offered hereby have no conversion, exchange, sinking fund, redemption or appraisal rights, no pre-emptive rights to subscribe for any shares and no preferential rights to distributions.

In general, the holders of shares of each series (which may include our Manager and its affiliates to the extent they hold shares of any series) will participate in distributions to shareholders of that series, as described in “—Distribution Rights” below. Our Manager may sell its shares from time to time.

Distribution Rights

Distributions of Free Cash Flow

Our Manager has sole discretion in determining what distributions of Free Cash Flow, if any, are made to shareholders except as otherwise limited by law or the operating agreement. The company expects the Manager to distribute any Free Cash Flow on a semi-annual basis as set forth below.  However, the Manager may change the timing of distributions or determine that no distributions shall be made in its sole discretion

Free Cash Flows of each series, if any, after (a) payment of accrued management fees, (b) repayment of any amounts outstanding under Operating Expenses Reimbursement Obligations including any accrued interest as there may be and (c) the creation of such reserves as the Manager deems necessary, in its sole discretion, to meet future Operating Expenses, will be distributed to the members of each series (pro rata to their shares and which, for the avoidance of doubt, may include the Manager or its affiliates).

“Free Cash Flow” means any available cash for distribution generated from the net income received by a series, as determined by the Manager to be in the nature of income as defined by U.S. GAAP, plus (i) any change in the net working capital (as shown on the balance sheet of such series), (ii) any amortization to the relevant series asset (as shown on the income statement of such series), (iii) any depreciation to the relevant series asset (as shown on the income statement of such series), and (iv) any other non-cash Operating Expenses less (a) any non-operating income (or plus any non-operating loss) resulting from a Monetization Event and included in net income, (b) any capital expenditure related to the series asset (as shown on the cash flow statement of such series), (c) any other liabilities or obligations of the series, in each case to the extent not already paid or provided for, and (d) upon the termination and winding up of a series or the company, all costs and expenses incidental to such termination and winding as allocated to the relevant Series in accordance with the terms of the operating agreement.

Distributions upon a Monetization Event or the Liquidation of a Series

Any amounts available for distribution following either

●	a Monetization Event after (a) payment of accrued management fees, (b) repayment of any amounts outstanding under Operating Expenses Reimbursement Obligations including any accrued interest as there may be, (c) the creation of such reserves as the Manager deems necessary, in its sole discretion, to meet future Operating Expenses and (d) after payment of any other fees, costs and liabilities (as determined by the Manager in its sole discretion), or

●	the liquidation of a series, after payment of management fees payable through the date of liquidation, net of any fees, costs and liabilities (as determined by the Manager in its sole discretion)

shall be applied and distributed as follows

●	First, 100% to the Members on a pro rata basis (which, for the avoidance of doubt, may include the Manager and its affiliates if they acquired shares or received shares as a sourcing fee or otherwise) until the members have received back 100% of their capital contributions; and

●	Second, 20% to the Manager and 80% to the members on a pro rata basis (which, for the avoidance of doubt, may include the Manager and its affiliates if the Manager or any affiliates acquired shares or received shares as a sourcing fee or otherwise).

“Monetization Event” means a final sale or disposition of one or more Series Assets of a Series, and designated a Monetization Event by the Managing Member of such Series.

The LLC Act (Section 18-607) provides that a member who receives a distribution with respect to a series and knew at the time of the distribution that the distribution was in violation of the LLC Act shall be liable to the series for the amount of the distribution for three years.  Under the LLC Act, a series limited liability company may not make a distribution with respect to a series to a member if, after the distribution, all liabilities of such series, other than liabilities to members on account of their limited liability company interests with respect to such series and liabilities for which the recourse of creditors is limited to specific property of such series, would exceed the fair value of the assets of such series.  For the purpose of determining the fair value of the assets of the Series, the LLC Act provides that the fair value of property of the series subject to liability for which recourse of creditors is limited shall be included in the assets of such series only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the LLC Act, an assignee who becomes a substituted member of a company is liable for the obligations of his or her assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to it at the time the assignee became a member and that could not be ascertained from the operating agreement.

Voting Rights

Our Manager is not required to hold an annual meeting of interest holders. The operating agreement provides that meetings of interest holders may be called by our Manager and a designee of our Manager shall act as chairman at such meetings. Shareholders do not have any voting rights as a shareholder in our company or a series except with respect to:

●	the removal of our Manager for cause as described below;

●	the dissolution of our company upon the for-cause removal of the Manager of our company; and

●	an amendment to the operating agreement that would:

○	adversely affect the rights of a shareholder in any material respect;

○	reduce the voting percentage required for any action to be taken by the holders of shares in our company under the operating agreement;

○	change the situations in which our company and any series can be dissolved or terminated;

○	change the term of our company (other than the circumstances provided in the operating agreement); or

○	give any person the right to dissolve our company.

Our Manager can only be removed as Manager of our company and each series in the event our Manager is found by a non-appealable judgment of a court of competent jurisdiction to have committed fraud in connection with a series or our company which has a material adverse effect on our company.

When entitled to vote on a matter, each shareholder will be entitled to one vote per share held by it on all matters submitted to a vote of the shareholders of an applicable series or of the shareholders of all series of our company, as applicable.  The removal of our Manager as Managing Member of our company and all series must be approved by two-thirds of the votes that may be cast by all interest holders in any series of our company. All other matters to be voted on by the interest holders must be approved by a majority of the votes cast by all shareholders in any series of our company present in person or represented by proxy.

Our Manager or its affiliates (if they hold shares) may not vote as a shareholder in respect of any matter put to the shareholders. However, the submission of any action of our company or a series for a vote of the shareholders shall first be approved by our Manager and no amendment to the operating agreement may be made without the prior approval of our Manager that would decrease the rights of our Manager or increase the obligations of our Manager thereunder.

Our Manager has broad authority to take action with respect to our company and any series. Except as set forth above, our Manager may amend any of the terms of the operating agreement or any Series Designation as it determines in its sole discretion and without the consent of any of the Economic Members, including, among other things, to reflect:

●	a change in the name of the company, the location of the principal place of business of the company, the registered agent of the company or the registered office of the company;

●	a change that our Manager determines to be necessary or appropriate for our company to qualify as a limited liability company under the laws of any state or to ensure that each series will continue to qualify as a entity for U.S. federal income tax purposes;

●	an amendment that our Manager determines, based upon the advice of counsel, to be necessary or appropriate to prevent our company, our Manager, or the officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act, the Investment Advisers Act or “plan asset” regulations adopted under ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

●	any amendment that our Manager determines to be necessary or appropriate for the authorization, establishment, creation or issuance of any additional series;

●	a change that the Manager determines to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act);

●	a change in the fiscal year or taxable year and related changes; and

●	any other amendments which our Manager deems necessary or appropriate to enable our Manager to exercise its authority under the operating agreement.

Furthermore, our Manager retains sole discretion to create and set the terms of any new series and will have the sole power to acquire, manage and dispose of underlying asset of each series.

Liquidation Rights

The operating agreement provides that our company shall remain in existence until the earlier of the following: (i) the election of our Manager to dissolve it; (ii) the sale, exchange or other disposition of substantially all of the assets of our company; (iii) the entry of a decree of judicial dissolution of our company; (iv) at any time that our company no longer has any members, unless the business is continued in accordance with the LLC Act; and (v) a vote by a majority of all shareholders of our company following the for-cause removal of our Manager. Under no circumstances may our company be wound up in accordance with Section 18-801(a)(3) of the LLC Act (i.e., the vote of members who hold more than two-thirds of the shares in the profits of our company).

A series shall remain in existence until the earlier of the following: (i) the dissolution of our company, (ii) the election of our Manager to dissolve such series; (iii) the sale, exchange or other disposition of substantially all of the assets of the series and the subsequent election to dissolve the company by the Managing Member; or (iv) at any time that the series no longer has any members, unless the business is continued in accordance with the LLC Act.  Under no circumstances may a series of shares be wound up in accordance with Section 18-801(a)(3) of the LLC Act (i.e., the vote of members holding more than two-thirds of the shares in the profits of the series).

Upon the occurrence of any such event, our Manager (or a liquidator selected by our Manager) is charged with winding up the affairs of the series or our company as a whole, as applicable, and liquidating its assets. Upon the liquidation of a series or our company as a whole, as applicable, the underlying assets will be liquidated and any after-tax proceeds distributed: (i) first, to any third party creditors, (ii) second, to any creditors that are our Manager or its affiliates (e.g., payment of any outstanding reimbursements owed to the Manager), and thereafter, (iii) first, 100% to the interest holders of the relevant series, allocated pro rata based on the number of shares held by each interest holder (which may include our Manager or its affiliates) until the interest holders receive back 100% of their capital contribution and second, (A) 20% to our Manager and (B) 80% to the shareholders, allocated pro rata based on the number of shares held by each shareholder (which may include our Manager or its affiliates).

In connection with the liquidation of a series, whether as a result of the dissolution of our company or the termination of such series, any remaining cash and property in excess of that required to discharge liabilities that are contingent, condition or unmatured, shall be distributed to the holders of the shares of the series on an equal per share basis.

Transfer Restrictions

Each series of our shares are subject to restrictions on transferability. A holder of shares may not transfer, assign or pledge its shares without the consent of our Manager. Our Manager may withhold consent in its sole discretion, including when it determines that such transfer, assignment or pledge would result in (a) there being more than 2,000 beneficial owners in such series or more than 500 beneficial owners in such series that are not “accredited investors” (provided that our Manager may waive such limitations), (b) the assets of such series being deemed “plan assets” for purposes of ERISA, (c) a change of U.S. federal income tax treatment of our company and/or such series, or (d) our company, such series or our Manager being subject to additional regulatory requirements. The transferring holder is responsible for all costs and expenses arising in connection with any proposed transfer (regardless of whether such sale is completed) including any legal fees incurred by us or any broker or dealer, any costs or expenses in connection with any opinion of counsel and any transfer taxes and filing fees.

The restrictions on transferability listed above will also apply to any resale of shares via the PPEX ATS, an ATS operated by North Capital Private Securities Corporation described above. See “Description of the Business – Liquidity and the Investables Platform” for additional information.

Our Manager may transfer all or any portion of the shares held by it from time to time, in accordance with applicable securities laws, either directly or through brokers via PPEX ATS or otherwise.

Additionally, unless and until the shares are listed or quoted for trading, there are restrictions on the holder’s ability to the pledge or transfer the shares. There can be no assurance that we will, or will be able to, register our shares for resale. Therefore, investors may be required to hold their shares indefinitely. Please refer to the subscription agreement for additional information regarding these restrictions. To the extent certificated, the shares issued in each offering will bear a legend setting forth these restrictions on transfer and any legends required by state securities laws.

Finally, any transferees will be required to agree to adhere to the terms of our operating agreement, including the jury trial waiver and forum selection provisions contained in the operating agreement.

Agreement to be Bound by the Operating Agreement; Power of Attorney

By purchasing shares, the investor will be admitted as a member of our company and will be bound by the provisions of, and deemed to be a party to, the operating agreement.  Pursuant to the operating agreement, each investor grants to our Manager a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our Manager the authority to make certain amendments to, and to execute and deliver such other documents as may be necessary or appropriate to carry out the provisions or purposes of, the operating agreement.

Duties of Officers

The operating agreement provides that, except as may otherwise be provided by the operating agreement, the property, affairs and business of each series of shares will be managed under the direction of our Manager.  Our Manager has the power to appoint the officers and such officers have the authority and exercise the powers and perform the duties specified in the operating agreement or as may be specified by our Manager. Our Manager will be appointed as the Managing Member of each series.

Indemnification of our Manager and Others

Our operating agreement provides that we and any applicable series will indemnify, in each case to the fullest extent permitted by law:

(a)	any person who is or was an officer of the company or associated with a series,

(b)	any person who is or was a Managing Member or liquidator, together with its officers, directors, members, shareholders, employees, managers, partners, controlling persons, agents or independent contractors,

(c)	any person who is or was serving at the request of the Company as an officer, director, member, manager, partner, fiduciary or trustee of another entity,

(d)	any member of the Advisory Board appointed by the Managing Member, and

(e)	any person the Managing Member designates as an indemnified person for purposes of the operating agreement,

against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the company and counsel fees and disbursements on a solicitor and client basis) arising from the performance of any of their duties or obligations in connection with their service to the company or each such series or the operating agreement, or any investment made or held by the company, each such series, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of serving or or having served in any of the above capacities, provided that indemnification shall not cover any such expenses or liabilities that arise out of the acts or omissions of any such person that have been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to have resulted primarily from such Indemnified Persons fraud, willful misconduct or gross negligence.

Exclusive Jurisdiction

Under our operating agreement, any dispute in relation to the operating agreement is subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, and each investor will covenant and agree not to bring any such claim in any other venue. If a holder of the shares were to bring a claim against our company or our Managing Member pursuant to the operating agreement, it would have to do so in the Delaware Court of Chancery. Notwithstanding the foregoing, if, for any reason, the Delaware Chancery Court does not have jurisdiction over an action, then the action may be brought in other federal, or state courts located in Delaware.

We believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the company.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Further, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision would require suits to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction to be brought in federal court located in Delaware. Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Waiver of Right to Trial by Jury

Our operating agreement provides that each investor waives the right to a jury trial for any claim they may have against us arising out of, or relating to, the operating agreement and any transaction arising under that agreement, which could include claims under federal securities law. By subscribing to this offering and adhering to the operating agreement, the investor warrants that the investor has reviewed this waiver, and knowingly and voluntarily waives his or her jury trial rights. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the SEC. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

At least every 12 months, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the company’s recent financial statements.

We may supplement the information in this Offering Circular by filing a supplement or post-qualification amendment with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

Investables Projects LLC

(a Delaware Series Limited Liability Company of

Investables Manager LLC)

Audited Financial Statements

As of August 4, 2022 (inception)

Audited by:

TaxDrop LLC

A New Jersey CPA Company

Financial Statements

Investables Projects LLC

Independent Auditor’s Report

September 26, 2022

To: Managing Member of Investables Projects LLC

Attn: Dmytro Lokshyn, Chief Asset Officer; and Peter van Kleef, CEO

Re: August 4, 2022 (inception) Financial Statement Audit –Investables Projects LLC

Report on the Audit of the Financial Statements

Opinion

We have audited the financial statements Investables Projects LLC, which comprise the balance sheet as of August 4, 2022 (inception), and the related statements of income, changes in members’ equity, and cash flows as of August 4, 2022, and the related notes to the financial statements. In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Investables Projects LLC as of August 4, 2022, and the results of its operations and its cash flows for the inception date then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Investables Projects LLC and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Investables Projects LLC’s ability to continue as a going concern.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion.

Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Investables Projects LLC’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Investables Projects LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Sincerely,

/s/ TaxDrop

TaxDrop LLC Robbinsville, New Jersey

September 26, 2022

INVESTABLES PROJECTS, LLC

BALANCE SHEET

August 4, 2022 (Inception)

(Audited)

ASSETS

Current Assets
Cash and cash equivalents	$-
Total Current Assets	-

Total Assets	$-

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$-
Total Current Liabilities	-

Long-Term Liabilities
Total Long-Term Liabilities	-

Total Liabilities	-

Members’ equity
Member’s Capital	-
Retained Earnings	-
Total Stockholders’ Equity	-

Total Liabilities and Stockholders’ Equity	$-

The accompanying footnotes are an integral part of these financial statements.

INVESTABLES PROJECTS, LLC

INCOME STATEMENT

As of August 4, 2022 (inception)

(Audited)

Revenues	$-

Operating Expenses
General and administrative
Professional services
Depreciation and amortization
Total Operating Expenses	-

Net Income (Loss)	$-

The accompanying footnotes are an integral part of these financial statements.

INVESTABLES PROJECTS, LLC

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

As of August 4, 2022 (Inception)

(Audited)

	Members Capital	Retained Earnings	Total Members’ Equity
Balance as of August 4, 2022 (Inception)	-	-	-

The accompanying footnotes are an integral part of these financial statements.

INVESTABLES PROJECTS, LLC

STATEMENTS OF CASH FLOWS

As of August 4, 2022 (Inception)

(Audited)

Cash Flows from Operating Activities
Net Income (Loss)	$-
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization
Changes in operating assets and liabilities:
Accounts payable
Net cash provided by (used in) operating activities	-

Cash Flows from Investing Activities
Net cash used in investing activities	-

Cash Flows from Financing Activities
Member Contributions
Net cash used in financing activities	-
Net change in cash and cash equivalents	-

Cash and cash equivalents at beginning of period
Cash and cash equivalents at end of period	$-

The accompanying footnotes are an integral part of these financial statements.

INVESTABLES PROJECTS LLC

NOTES TO AUDITED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2021

NOTE 1 – NATURE OF OPERATIONS

Investables Projects, LLC (which may be referred to as the “Company”, “we,” “us,” or “our”) is a Delaware series limited liability company formed on August 4. 2022 under the laws of Delaware. The Company was formed to hold its own underlying assets, which are expected to be “collectibles” generally, assets of limited quantity that have a perceived or demonstrated value (the “Series Assets”). The Series Assets will be held in a separate series of limited liability interests, or “series”, that the Company intends to establish. Title to and beneficial interest in Series Assets shall be deemed to be held and owned by the relevant Series. As a Delaware series limited liability company, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series are segregated and enforceable only against the assets of such Series, as provided under Delaware law.

As of August 4, 2022 (inception), the Company had not begun operations and will likely incur losses prior to generating positive retained earnings. These matters raise substantial concern about the Company’s ability to continue as a going concern (see Note 5). During the next twelve months, the Company intends to fund its operations with funding from a crowdfunding campaign (see Note 6) and funds from revenue producing activities. If the Company cannot secure additional short-term capital, it may cease operations. These financial statements and related notes thereto do not include any adjustments that might result from these uncertainties.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”). Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Significant estimates inherent in the preparation of the accompanying financial statements include valuation of provision for refunds and chargebacks, equity transactions and contingencies.

Risks and Uncertainties

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company’s financial condition and the results of its operations.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. As of August 4, 2022 (inception), the Company had no cash on hand and has not yet created a bank account.

Inventory

Inventories are stated at the lower of cost or market value. Cost is determined by the first-in, first out (FIFO) method.

INVESTABLES PROJECTS LLC

NOTES TO AUDITED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2021

Fixed Assets

Property and equipment is recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in income. As of August 4, 2022 (inception), the Company had no property and equipment

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. The Company had no impairment as of August 4, 2022 (inception).

Series Assets

The Series Assets are to be recorded at cost. The cost of the Series Asset includes the purchase price, including any deposits for the Series Asset funded by the Managing Member.

The Company treats the Series Assets as long-lived assets, and the Series Assets will be subject to an annual test for impairment and will not be depreciated or amortized. These long-lived assets will be reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used shall be measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge shall be recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

The Series will use the proceeds of sale of Interests to acquire Series Assets.

As of August 4, 2022 (inception), the Company has not yet acquired any Series Assets.

Fair Value Measurements

US GAAP defines fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

●	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

●	Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

●	Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

There were no assets or liabilities requiring fair value measurement as of December 31, 2021.

INVESTABLES PROJECTS LLC

NOTES TO AUDITED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2021

Income Taxes

The Company is a series limited liability company. Accordingly, under the Internal Revenue Code (the “IRC”), all Company taxable income or loss flows through to its sole member, Investables Manager LLC. Therefore, no provision for income tax has been recorded in the statements. Income from the Company is reported and taxed to the member on its individual tax return. The Company will make an election on IRS Form 8832 for each Series to be treated as an association taxable as a corporation under Subchapter C of the Code and not as a partnership under Subchapter K of the Code.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, performance has occurred, the fee for the arrangement is fixed or determinable and collectability is reasonably assured. As of August 4, 2022, the Company had not begun recognizing revenue.

Recent Accounting Pronouncements

In February 2019, FASB issued ASU No. 2016-02, Leases, that requires organizations that lease assets, referred to as “lessees”, to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2016-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2021. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

NOTE 3 – EQUITY

Investables Projects LLC is wholly owned and managed by Investables Manager LLC (the “Manager”). The Manager has full power and authority to do all things necessary or appropriate to conduct the business of the Company and each series, without the consent of Economic Members. The Manager, a Delaware limited liability company formed on June 23, 2022, is the Managing Member of the Company and the Managing Member of each series of the Company. The Manager will be the investor liaison to the Company and will perform duties such as assisting the Company with communications to investors, providing shareholder services, handling distributions to investors (if any), and overseeing shareholder records. The Manager will also manage the assets owned by each series and has full authority to determine how to best utilize the asset owned by the series. The Manager will coordinate with its affiliates who will serve in various capacities, including Investables Inc., which owns and operates the Investables Platform, an online investment platform.

Investables Manager LLC is currently owned by Better LLC and Investables Inc. with 51% and 49% of ownership respectively.

Operating Agreement

General:

In accordance with the Operating Agreement, Investables Manager LLC, a related party, has the power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Company and each Series. Each holder of Series Interests will grant the Manager a power of attorney. The Manager also has the right to appoint officers of the Company and each Series.

INVESTABLES PROJECTS LLC

NOTES TO AUDITED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2021

Fees and Expenses:

The following fees, costs and expenses shall be borne by the relevant Series except to the extent assumed by the Managing Member in writing):

Asset Cost: Cost to acquire the Series Asset; provided however that a Series Asset may be contributed by third parties to the Company in a tax-free manner.

Brokerage Fee: A fee payable to the Broker for the purchase by any Person of Interests in an Initial Offering equal to an amount agreed between the Managing Member and the Broker from time to time and specified in any Series Designation.

Sourcing Fee: The Managing Member will be paid a sourcing fee as consideration for assisting in the sourcing of such Series Asset and as specified in each Series Designation, to the extent not waived by the Managing Member in its sole discretion.

Offering Expenses: fees, costs and expenses incurred in connection with executing an offering of Interests in one or more Series, consisting of underwriting, legal, accounting, escrow and compliance costs related to such offering, but excluding the Brokerage Fee.

Acquisition Expenses: the following fees, costs and expenses allocable to the Series (or such Series pro rata share of any such fees, costs and expenses allocable to the Company) not otherwise paid for or assumed by the Managing Member and incurred in connection with the evaluation, discovery, investigation, development and acquisition of a Series Asset:

●	brokerage and sales fees and commissions (but excluding the Brokerage Fee);

●	appraisal fees;

●	research fees;

●	transfer taxes;

●	third party industry and due diligence expert fees;

●	storage fees;

●	insurance fees;

●	bank fees and interest (if the Series Asset was acquired using debt prior to completion of the Initial Offering);

●	auction house fees;

●	travel and lodging for inspection purposes;

●	transportation costs (including any insurance required in connection with such transportation);

●	photography and videography expenses in order to prepare the profile for the Series Asset to be accessible to Investor Members via an online platform;

●	similar costs and expenses incurred in connection with the evaluation, discovery, investigation, development and acquisition of a Series Asset.

Management Fee: In respect of each Series, a quarterly fee equal to 0.25 percent (0.25%) (1% annually) (or such other amount specified in the applicable Series Designation) of the aggregate amount of the Capital Contribution of the Members of such Series, calculated as of the last day of each fiscal quarter.

INVESTABLES PROJECTS LLC

NOTES TO AUDITED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2021

Operating Expenses: all fees and expenses incurred in connection with management of Series Assets, preparing any reports and accounts of each Series or the Company, insurance premiums or expenses, all custodial fees, costs and expenses and other costs and expenses incurred in connection with the operations of a Series, or a Series’ allocated share of expenses incurred by the Company.

Dissolution Expenses: all costs and expenses incidental to the termination and winding up of such Series and its share of the costs and expenses incidental to the termination and winding up of the Company.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

Litigation

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company.

COVID 19

In January 2020, the World Health Organization has declared the outbreak of a novel coronavirus (COVID-19) as a “Public Health Emergency of International Concern,” which continues to spread throughout the world and has adversely impacted global commercial activity and contributed to significant declines and volatility in financial markets. The coronavirus outbreak and government responses are creating disruption in global supply chains and adversely impacting many industries. The outbreak could have a continued material adverse impact on economic and market conditions and trigger a period of global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the ultimate material adverse impact of the coronavirus outbreak. Nevertheless, the outbreak presents uncertainty and risk with respect to the Company, its performance, and its financial results.

NOTE 5 – GOING CONCERN

These financial statements are prepared on a going concern basis. The Company’s ability to continue is dependent upon management’s plan to raise additional funds and achieve profitable operations. The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

NOTE 6 – SUBSEQUENT EVENTS

Equity Offering

The Company intends to offer limited liability company membership interest in Series of the Company (or “shares”), limited to $75 million of shares within a rolling 12-month period pursuant to Regulation A. Each series is treated as a unique legal entity. The Company intends to offer shares in its Series within such limit and will file post qualification amendments for the offerings of additional Series with the U.S. Securities and Exchange Commission (the “Commission”). The offerings of such Series will be made available to investors from the date the Company’s offering statement or such post-qualification amendment, as applicable, is qualified by the Commission. There will be separate closings with respect to each Series. The offerings are being conducted on a best-efforts basis.  Some of the offerings do not have any minimum target, which means that there is no minimum number of shares that needs to be sold in these offerings in order for funds to be released to the company and for an offering in a Series to close.

The purchase of the shares in a Series is an investment only in the particular Series and not an investment in the Company as a whole. In accordance with the LLC Act, any Series of shares established by the Company will be a separate series of limited liability company shares of the Company and not shares of a separate legal entity.

Management’s Evaluation

Management has evaluated subsequent events through September 26, 2022, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

PART III – EXHIBITS

Exhibit	Index
2.1	Certificate of Formation of Investables Projects LLC
2.2	Limited Liability Company Agreement of Investables Projects LLC
2.3	Form of Series Designation for Series Rolex Superhero Collection
4.1	Form of Subscription Agreement
6.1	Broker Dealer Agreement between the Company and Dalmore Group, LLC
8.1	Form of Escrow Agreement
11.1	Auditor Consent
12.1	Opinion of CrowdCheck Law LLP*
13.1	“Testing the waters” materials*

*	To be filed by amendment

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Okatie, State of South Carolina, on September 27, 2022.

Investables Projects LLC

By: Investables Manager LLC, its Managing Member

By:	/s/ Peter van Kleef
	Name:	Peter van Kleef
	Title:	Chief Executive Officer

This offering statement has been signed by the following persons, in the capacities, and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Peter van Kleef	Chief Executive Officer of Investables Manager LLC, Managing Member	September 27, 2022
Peter van Kleef	(principal executive officer and principal financial and accounting officer)

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